EXHIBIT 10.1
AGREEMENT OF PURCHASE AND SALE
THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is dated as of August 10, 2023 (the “Effective Date”) between (i) Modiv Inc., a Maryland corporation (“Modiv”), (ii) each entity identified as a Seller on Schedule A attached to this Agreement (each a “Selling Entity” and jointly and severally with Modiv, “Seller”), (iii) Generation Income Properties, L.P., a Delaware limited partnership, or its assigns, and (iv) Generation Income Properties, Inc. (“GIPR” together with Generation Income Properties, L.P., collectively the “Buyer”). Modiv is the sole general partner of, and owns an approximate 71% partnership interest in, Modiv OP. Various limited partners own the remaining approximate 29% partnership interest in Modiv OP.
RECITALS
Buyer desires to purchase the Property from Seller and Seller desires to sell the Property to Buyer, all as more particularly set forth in this Agreement. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Property contemplated herein shall be consummated immediately following the execution of this Agreement by Seller and Buyer. As the context may indicate, references in this Agreement to “Seller” may refer only to the appropriate Selling Entity for a Site. Schedule A attached to this Agreement identifies, for each Site, the Selling Entity, the street address(es), the Allocated Purchase Price, and certain other information relating to such Site. Capitalized terms not defined elsewhere are used with the meaning given in the “Definitions” section below.
AGREEMENT
In consideration of the payments and mutual covenants and undertakings set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer (each a “Party” and collectively the “Parties”) agree as follows:
SUMMARY OF TERMS
Certain key terms of this Agreement are summarized below, but remain subject to the applicable detailed provisions set forth elsewhere in this Agreement.
Property:    Seller’s interest in each Site listed on Schedule A.
Purchase Price:    $42,000,000.00, as further described in Section 1.2(a).
Closing Date:    The Effective Date.
Escrow Agent:    First American Title Insurance Company
18500 Von Karman #600
Irvine, CA 92612
Attn: Brian Serikaku
Phone: 213-814-8620
Email: bmserikaku@firstam.com
Notices Addresses for the Parties:
If to Buyer:    Generation Income Properties, L.P.
c/o Generation Income Properties, Inc.
401 East Jackson Street, Suite 3300
Tampa, Florida 33602

Attn: David Sobelman
Phone: (813) 448-1234
Email: ds@gipreit.com
with a copy to:    Foley & Lardner LLP
100 North Tampa Street, Suite 2700
Tampa, Florida 33602
Attn: Curt Creely and Joshua Roling
Phone: (813) 225-4122
Email: CCreely@foley.com and JRoling@foley.com
        and
    Trenam Law
200 Central Avenue, Suite 1600
St. Petersburg, Florida 33701
Attn: Timothy Hughes
Phone: (727) 820-3965
Email: thughes@trenam.com
If to Seller:    c/o Modiv Operating Partnership, L.P.
75 McCabe Drive #19626
Reno, NV 89511
Attn: John Raney and Ray Pacini
Email: jraney@modiv.com and rpacini@modiv.com

With a copy to:    Morris, Manning & Martin, LLP
    1600 Atlanta Financial Center
    3343 Peachtree Road NE
    Atlanta, Georgia 30326
    Attn: Alyson Markovich, Esq.
    Phone: 404-504-7648
    Email: amarkovich@mmmlaw.com
    Attn: Lauren Prevost, Esq.
    Phone: 404-504-7744
    Email: lprevost@mmmlaw.com

Notice Provisions:    See Section 7.1.
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DEFINITIONS
In addition to any other terms defined elsewhere in this Agreement, the following terms, when used in this Agreement with a capital letter, have the meanings set forth below:
“Affiliate” means, with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such Person.
“Allocated Purchase Price” means, for each Site, that portion of the total Purchase Price that has been allocated by the Parties to such Site, as set forth on Schedule A to this Agreement, subject to adjustment as expressly set forth in this Agreement.
“Articles Supplementary” has the meaning set forth in Section 3.13 of this Agreement.
“Broker Listing Agreement” means a written agreement entered into between a Selling Entity (or an Affiliate on behalf of such Selling Entity) and a third-party real estate broker providing for such broker to perform sale or leasing activities with respect to the Site(s) specified therein, and specifically excluding any such broker agreement related to the sale contemplated by this Agreement.
“Business Day” means any day other than a Saturday, a Sunday, or a federal holiday recognized by the Federal Reserve Bank of New York.
“Buyer Party” means Buyer, its Affiliates, any Permitted Assignee that takes an assignment of all or a portion of Buyer’s interest in this Agreement, and any of their respective officers, employees, partners, members, agents, attorneys, consultants, contractors, advisors, and other representatives advising in connection with the transactions contemplated by this Agreement, and their respective heirs, successors, personal representatives, and assigns, each being a “Buyer Party” and collectively being the “Buyer Parties.”
“CC&R Documents” means, collectively, any reciprocal easement agreements, access easements, declarations of covenants, condominium declarations and other similar documents, including any related by-laws, affecting any Site.
“Claim Notice” means a written notice delivered by one Party to the other Party setting forth a reasonably detailed description of the specific Claims being asserted, including without limitation detailed statements of (a) the amount of loss or damage being asserted, (b) the rationale for or explanation of why the Claims are alleged to be the responsibility of the Party against whom the Claims are being asserted and (c) the provisions of this Agreement alleged to have been breached or violated by such other Party.
“Claims” means any suits, actions, proceedings, investigations, demands, claims, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, expenses, or costs, including without limitation reasonable and documented attorneys’ and experts’ fees and costs and investigation, remediation costs, or any other damages, losses or costs of any type or kind.
“Closing” means the consummation of the purchase and sale of the Sites as contemplated by this Agreement.
“Closing Cash Consideration” has the meaning set forth in Section 1.2(a) of this Agreement.

“Closing Date” means the date on which the Closing occurs, as set forth or described as such in the Summary of Terms, as such date may later be changed as expressly provided in this Agreement.
“Closing Year” means the calendar year in which the Closing occurs.
“Closing Documents” means the documents, instruments (including, without limitation, any deeds or assignments), and other agreements executed and delivered by a Party at or in connection with the Closing.
“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision(s) of any succeeding law.
“Confidentiality Agreement” means that certain letter agreement by and between GIPR and Modiv, dated as of March 2, 2023.
“Contracts” means all Work Contracts, service contracts, maintenance contracts, site equipment leases, and like contracts and agreements entered into by Seller, in Seller’s possession, relating to the day-to-day operation of the Real Property (including any amendments thereto), but as used in this Agreement the term “Contracts” excludes the Leases, any Broker Listing Agreements, Property Management Agreements, and Related Agreements.
“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct the management and policies of such Person, whether through ownership, voting control, by contract or otherwise.
“Diligence Materials” means the documents and other materials and information regarding the Property provided by or on behalf of Seller or any Seller Party to Buyer or any Buyer Party to assist with Buyer’s evaluation and acquisition of the Property, including the Seller Deliveries.
“Environmental Laws” means any Law relating to pollution, protection of human or worker health and safety (as it relates to exposure to Hazardous Materials) or to the use, manufacture, distribution, storage, transport, reporting, disposal or release of, or exposure to, Hazardous Materials.
“Escrow Agent” means the entity specified as such in the Summary of Terms, and any successor thereto.
“Escrow Instructions” means the escrow instructions attached as Exhibit F to, and incorporated as a part of, this Agreement, as amended or otherwise modified from time to time as provided for therein.
“Existing Leases” means, for each Site, the written lease agreements identified on the rent roll attached to this Agreement as Schedule A-1 (the “Rent Roll”), including any existing written amendments, written supplements, or written guaranties relating thereto.
“Exchange Act” means the Securities Exchange Act of 1934.
“GIPR Bylaws” means the bylaws of GIPR in effect as of the Effective Date.
“GIPR Charter” means the articles of incorporation, as amended, of GIPR in effect as of the Effective Date.

“GIPR Common Stock” means the common stock, par value $0.01 per share, of GIPR.
“GIPR Common Stock Ownership Limitation” means 19.9% of the aggregate number of outstanding shares of GIPR Common Stock.
“GIPR Preferred Stock” means the Series A Non-voting Redeemable Preferred Stock, par value of $0.01 per share, of GIPR.
“Governmental Authority” means any federal, state, county or municipal government or political subdivision; any governmental agency, authority, board, bureau, commission, department, instrumentality, or public body; any court or administrative tribunal; or any Person serving in an official or representative capacity for any of the foregoing.
“Hazardous Materials” means materials, wastes, or substances that are (a) regulated, or classified as “hazardous substances,” “hazardous materials,” “toxic substances,” “toxic pollutants,” “hazardous waste,” or like terms under federal, state or local Environmental Laws; (b) petroleum products (other than as may be present at the Property in the ordinary course of its operation or business and used in accordance with all Environmental Laws); (c) asbestos or asbestos-containing materials; (d) toxic mold in quantities harmful to human health; or (e) polychlorinated biphenyls.
“Improvements” means, for each Site, all buildings, improvements and fixtures (other than fixtures owned (or removable, in accordance with the terms of the applicable Tenant’s Lease) by a Tenant of such Site or any third party) located on the Land for such Site together with all rights of Seller in and to the rights, privileges and appurtenances pertaining thereto.
“Intangible Property” means, collectively for each Site, (i) the rents and other sums due to Seller under the Leases, and (ii) any unapplied Security Deposits, and (iii) only to the extent transferable, all of Seller’s right, title and interest in and to any intangible property owned by its Selling Entity and relating solely and specifically to such Site, including any transferable licenses, warranties and guaranties issued to Seller in connection with the Improvements and the Personal Property, Permits, certificates of occupancy, entitlements, Contracts, all Related Agreements, and all plans and drawings, if any.
“Land” means, for each Site, the fee simple parcel(s) of land described in the Seller Title Policy for such Site, together with all appurtenances, rights, privileges and easements pertaining thereto, but subject to any changes that may have occurred with respect to such parcel(s) or appurtenances since the time of Seller’s acquisition thereof (for example, but without limitation, a condemnation removing a portion of such parcel, a replatting, or an easement right being granted or received appurtenant thereto).
“Landlord” means, for any Site at any given point in time, the Person that owns such Site and thus is acting as the landlord or lessor under the Leases for such Site at such point in time.
“Laws” means all applicable federal, state, county or municipal statutes, codes, ordinances, laws, rules or regulations.
“Lease” means any individual Existing Lease or New Lease.
“Leases” means, collectively, all Existing Leases and all New Leases.
“Leasing Costs” means collectively, (i) any payments required under a Lease to be paid by the Landlord to or for the benefit of the applicable Tenant which are in the nature of a tenant inducement, including without limitation capital improvement and base building costs, tenant improvement costs, and any tenant allowances, payments or reimbursements, that the Landlord is required to pay or provide under the terms of a Lease or amendment thereto, including “free rent” periods or other inducements; (ii) any leasing commissions payable by the Landlord in connection with a Lease or any amendment thereto pursuant to a Broker Listing Agreement; and (iii) all costs and expenses incurred by the Landlord in connection with the negotiation, execution and delivery of such Lease, including, without limitation, space planning and design costs, legal and professional fees.
“Modiv OP” means Modiv Operating Partnership, L.P., a Delaware limited partnership.
“New Lease” means any written lease agreements encumbering any Site procured by Seller after the Effective Date in accordance with the terms of this Agreement, including without limitation any such written agreements with new Tenants and any renewal, expansion, or relocation agreements or modifications with existing Tenants on terms other than are expressly granted to the subject Tenant under its Existing Lease, and also including any written amendments, supplements, or guaranties relating to any of the foregoing as and to the extent made in accordance with the terms of this Agreement.
“Obligations Surviving Termination” means those provisions of this Agreement that either expressly require conduct or performance following, or are expressly stated to survive, a termination of this Agreement prior to the Closing.
“Ownership Waiver” has the meaning set forth in Section 5.3(b)(v) of this Agreement.
“Ownership Waiver Certificate” has the meaning set forth in Section 5.3(a)(xiii) of this Agreement.
“Permit” means, collectively, all permits, licenses, approvals and authorizations issued by any Governmental Authority to Seller in connection with any Site.
“Permitted Assignee” means any Person that directly controls Buyer or is directly controlled by Buyer.
“Person” means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated association, or other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity.
“Personal Property” means, for each Site, all equipment, machinery, furniture, fittings, apparatus, appliances, furnishings, and other tangible personal property owned by its Selling Entity as of the Effective Date or acquired by its Selling Entity prior to the Closing and located within or upon the Real Property, if any; provided, that for additional clarity the term “Personal Property” expressly excludes the property owned by any Tenant occupying space in the Site and any property owned by any utilities company, property management company, or other third party.
“Property” means, collectively, all right, title and interest of Seller in and to each Site.
“Property Management Agreement” means a written agreement entered into between a Selling Entity and a services provider pursuant to which such services provider performs property management activities for the Selling Entity with respect to the Site(s) specified therein.
“Purchase Price” means the purchase price for the Property specified in the Summary of Terms, subject to adjustment as expressly set forth in this Agreement.

“Real Estate Taxes” means all real estate Taxes and assessments applicable to the Real Property for the applicable period of calculation, including all installments of special Taxes or assessments.
“Real Property” means, for each Site, the Land and the Improvements.
“Registration Rights Agreement” means the registration rights agreement between GIPR and Modiv relating to the registration of the GIPR Preferred Stock comprising the Share Consideration for resale under the Securities Act substantially in the form set forth on Exhibit K hereto.
“Registration Statement” has the meaning set forth in Section 3.14(a).
“Related Agreement” means, for a Site, an agreement, in Seller’s possession, ancillary to the ownership, use or occupancy of such Site that is not recorded but is generally intended to be transferred to a new owner if the ownership of a Site changes, which term is intended to include (for example but not by way of limitation) a telecommunications license or access agreement, a billboard lease, and any other such ancillary agreement to which the Selling Entity may be a direct or successor party, but excluding any Leases, Contracts, Broker Listing Agreements, or Property Management Agreements.
“Restricted Person” means any Person, group, or nation that is (a) named by any Executive Order, the United States Treasury Department, or other Governmental Authority as a terrorist, “Prohibited Person” or “Specially Designated National and Blocked Person;” (b) named as a Person, group, or nation that is banned, blocked, prohibited, or restricted pursuant to any law that is enforced or administered by the Office of Foreign Assets Control; or (c) acting in violation of Executive Order No. 13224, the Patriot Act, or any other Laws relating to terrorism or money laundering.
“ROFR” means any right of first offer, right of first refusal or similar preemptive right to purchase with respect to any Site (or portion thereof), which right, if not waived (or deemed waived) by the holder thereof prior to the Closing, would be exercisable in connection with the transaction contemplated under this Agreement.
“Rule 3-14 Audit” shall have the meaning set forth in Section 7.24 of this Agreement.
“SEC” shall mean the United States Securities and Exchange Commission (including the staff thereof).
“Securities Act” means the Securities Act of 1933, as amended.
“Security Deposits” means any and all security deposits, guaranties, letters of credit and other similar credit enhancements providing additional security for any Leases and in Seller’s possession or control or for which Seller is responsible under the Leases.
“Seller Deliveries” means, for each Site, the information and documents contained in the electronic diligence “war room(s)” or website(s) or otherwise made available to the Buyer Parties listed on Schedule B attached to this Agreement as of the Effective Date, to which Buyer and the Buyer Parties have been provided access in connection with this Agreement.
“Seller Party” means Seller, its Affiliates, Seller’s property and asset managers, any lender to Seller, the partners, trustees, shareholders, members, managers, controlling persons, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives, and assigns, each being a “Seller Party” and collectively being the “Seller Parties.”
“Seller Title Policy” means the policy of title insurance insuring a Selling Entity’s interest in the related Site, which policy is to be included in the Seller Deliveries applicable to such Site.
“Share Consideration” means 2,400,000 newly issued shares of GIPR Preferred Stock to be issued to Seller or its assigns.
“Site” means all right, title and interest of a Selling Entity in and to the Real Property, Personal Property and Intangible Property owned thereby, and all of such Selling Entity’s right, title and interest in, to and under the related Leases arising from and after the Closing Date.
“Solvent” has the meaning set forth in Section 4.2(r) of this Agreement.
“Survey” means, collectively, any existing survey of the Real Property of a Site that is included in the Seller Deliveries and any new or updated survey of the Real Property of a Site that is obtained by Buyer.
“Tax” or “Taxes” means any federal, state, local or foreign real property, personal property, sales, use, room, occupancy, ad valorem or similar taxes, assessments, levies, charges or fees imposed by any governmental authority on Seller with respect to each Site (or any portion thereof), including any interest, penalty or fine with respect thereto, but expressly excluding any federal, state, local or foreign income, capital gain, gross receipts, capital stock, franchise, profits, estate, gift or generation skipping tax, transfer, documentary stamp, recording or similar tax, levy, charge or fee incurred with respect to the transactions contemplated herein.
“Tax Return” means any return, declaration, report, claim for refund, information return (including FinCEN Form 114 and any analogous or similar report under applicable Laws), estimate, designation, claim for refund, request for extension of time, schedule, notice, notification, form, election, certificate or other document, statement or information (including any related or supporting information, exhibits, supplements, schedules, notices, elections, certificates, attachments and any amendment thereto) filed, submitted, required to be filed, or submitted to any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, whether in tangible or electronic form.
“Tenant” means a direct tenant of a portion of a Site under such Tenant’s Lease.
“Title Company” means Escrow Agent when acting or referred to in its capacity as the title insurance provider for this transaction.
“Title Policy” or “Title Policies” mean individually or collectively a 2021 ALTA Owner’s Policy of Title Insurance issued by the Title Company in the amount of the Allocated Purchase Price subject only to the pre-printed standard jacket exceptions and exclusions from coverage contained in such policy and the applicable Permitted Exceptions (as hereinafter defined).
“Trading Day” means any day on which The Nasdaq Stock Market LLC is open for trading.

“Treasury Regulations” means the U.S. Department of the Treasury regulations promulgated under the Code.
“Underlying Shares” means the shares of GIPR Common Stock issuable upon the redemption of the Share Consideration.
“Work Contracts” means each contract or agreement, in Seller’s possession, entered into by a Selling Entity with respect to completion of tenant improvement work or base building work in accordance with a Lease or with respect to completion of other construction and capital improvement projects at a Site, including, without limitation, agreements with architects, engineers and other design professionals.
ARTICLE 1
PURCHASE AND SALE OF THE PROPERTY
Section 1.1Purchase and Sale. Subject to the provisions, terms, covenants and conditions set forth in this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all of Seller’s right, title and interest in and to the Property, but specifically excluding any (a) rights to use any legal or trade names of Seller or any of Seller’s Affiliates in any manner (but specifically including the rights (including trademarks) to use the names of the Sites as presently constituted), (b) insurance, indemnity, or other Claims or rights of Seller under or with respect to the Leases, Contracts, Related Agreements or Property relating to Seller’s ownership of the subject Property prior to the Closing on that Property and (ii) subject to Section 5.4 hereof, Claims of a continuing nature related to a Site being conveyed at the Closing (e.g., a continuing Tenant default under a Lease assumed by Buyer pursuant to this Agreement in connection with the Closing)), and (c) any Sites that are excluded from the sale under this Agreement after the Effective Date pursuant to the provisions of this Agreement providing for such potential exclusion.
Section 1.2Purchase Price. Subject to the terms and conditions of this Agreement, at Closing, Buyer will pay the Allocated Purchase Price corresponding to such Site, as described in this Section 1.2. All payments to be made in cash pursuant to the terms of this Section 1.2 will be made in immediately available funds delivered into escrow with the Escrow Agent.
(a)The Purchase Price shall consist of: (1) an amount in cash equal to Thirty Million Dollars and No/100 ($30,000,000) (the “Closing Cash Consideration”), plus (2) the Share Consideration.
(b)Intentionally Omitted.
(c)Intentionally Omitted.
(d)Buyer will deliver the Closing Cash Consideration portion of the Purchase Price, as adjusted for any prorations, credits and adjustments to be made pursuant to the terms of this Agreement, including, without limitation, pursuant to Sections 5.4, and 5.6 below, in immediately available funds to the Escrow Agent, not later than the Closing Date, to be paid to Seller at Closing.
(e)Seller acknowledges and agrees that, subject to Section 3.7, the ownership of the Share Consideration, and the Underlying Shares, if any, will be by Modiv and Modiv’s rights and obligations as a shareholder of Buyer shall be subject to the limitations, provisions and restrictions provided in the Buyer Charter and the Buyer Bylaws.

Section 1.3Escrow Instructions. This Agreement, including the Escrow Instructions, will constitute the instructions for the Escrow Agent’s handling of the purchase and sale transaction contemplated herein. Seller and Buyer will execute such supplemental escrow instructions as may reasonably be required by Escrow Agent to enable Escrow Agent to comply with the terms of this Agreement. If any conflict exists between this Agreement and the provisions of any supplemental escrow instructions, the terms of this Agreement will control unless a contrary intent is expressly indicated in the supplemental instructions and such supplemental instructions are signed by both Buyer and Seller.
Section 1.4ROFR. Seller and Buyer acknowledge and agree that certain Tenants pursuant to a Lease, have a ROFR that is triggered by an offer or agreement by Seller to sell the related Site to Buyer (each Tenant with a ROFR, a “ROFR Tenant”), each ROFR and ROFR Tenant being identified as such on Schedule 1.4 attached hereto. Any obligations of Seller under this Agreement to sell any Site that is subject to a ROFR are subject to the rights of the related ROFR Tenant with respect to such ROFR, such that the execution of this Agreement by Seller and Buyer does not (and is not intended by the Parties to) cause a breach of such ROFR Tenant’s Lease, or a violation of or interference with such Tenant’s ROFR. Prior to the Effective Date, Seller provided each ROFR Tenant with a notice with respect to the proposed sale of its Site (a “ROFR Notice”) pursuant to this Agreement in substantially the manner required under such ROFR Tenant’s Lease (or in such manner as may otherwise be acceptable to such ROFR Tenant). Prior to the Effective Date, Seller simultaneously sent a copy of each ROFR Notice to Buyer and promptly forwarded to Buyer any response received from a ROFR Tenant in connection with any ROFR Notice. If a ROFR Tenant does not timely and properly exercise a ROFR in accordance with the terms of its Lease (a “ROFR Failure”), or a ROFR Tenant gives Seller written notice of such ROFR Tenant’s election not to exercise its ROFR with respect to the proposed sale under this Agreement (a “ROFR Waiver”), the transaction contemplated by this Agreement will proceed with respect to such Site, subject to the other terms and conditions of this Agreement. It is a condition precedent to Buyer’s obligation to close on a Site that is subject to a ROFR that Seller has provided either written notice to Buyer that a ROFR Failure has occurred or a ROFR Waiver Notice to Buyer with respect to such Site prior to such Closing. As of the Effective Date, Seller has provided either written notice to Buyer that a ROFR Failure has occurred or a ROFR Waiver Notice to Buyer with respect to any Site that is subject to a ROFR.
Section 1.5Intentionally Omitted.
Section 1.6All or Nothing Purchase and Sale. Except as may be expressly provided to the contrary in this Agreement, this Agreement provides Buyer with the right to either purchase all, or none, of the Property (and Seller the obligation to convey all of the Property) but does not give Buyer the right to purchase less than all of the Property (or Seller the right to convey less than all of the Property), regardless of the reason.
ARTICLE 2
BUYER’S INVESTIGATIONS; AS-IS SALE.
Section 1.1Buyer’s Investigations.
(a)Prior to the Effective Date, Seller has delivered to Buyer, or made available to Buyer by diligence website or other electronic means to which Buyer has been given access, the Seller Deliveries. Seller will have no obligation to deliver or disclose to Buyer any of Seller’s attorney-client privileged materials, appraisals, internal memoranda, or internal evaluations of the Property. Except as may be otherwise expressly set forth in this Agreement or the other instruments to be delivered by Seller at or prior to any Closing, Seller makes no representations or warranties of any kind regarding the accuracy, thoroughness or completeness of, or conclusions drawn in the information contained in the Seller Deliveries or any other Diligence Materials. As of the Effective Date, Buyer has conclusively determined its satisfaction with any investigations of the Property and Buyer is deemed to have reviewed, accepted, and approved of the entirety of the Property.
(b)If this Agreement is terminated for any reason, Buyer will promptly return to Seller all Diligence Materials delivered to Buyer in physical form in connection with the Property, if any.
Section 1.2Title and Survey Matters.
(a)Title Policies. Buyer has satisfied itself prior to the Effective Date that the Title Company will be willing to issue such Title Policies together with any requested endorsements or extended coverage in a form acceptable to Buyer.
(b)Intentionally Omitted.
(c)Permitted Exceptions. As used herein: “Permitted Exceptions” means the following, with respect to each Property: (a) the lien of any real estate taxes and assessments not yet due and payable, provided that the same are prorated in accordance with this Agreement; (b) such matters set forth in the pro forma Title Policy or any matters set forth in the Survey; and (c) all other matters of the public records of the applicable jurisdiction in which the Property is located, including, but not limited to, all building, signage and zoning ordinances, laws, regulations and restrictions by or of municipal and other governmental authorities. After Closing, Seller shall have no liability to Buyer, and Buyer and its successors and assigns shall make no claim against Seller for the Permitted Exceptions. This Section 2.2(c) shall survive the Closing.
(d)Prior to the Effective Date, Buyer has, at Buyer’s expense, obtained and approved a new or updated Survey of a Site performed by a registered surveyor and certified to Buyer, the Title Company, and any other party required by Buyer.
(e)Notwithstanding the foregoing provisions of this Section 2.2, prior to or at the Closing, Seller will, subject to the provisions of this Section 2.2(e), deliver to Title Company Seller’s form of “Owner’s Certification” regarding work performed and other customary matters applicable to such Site in a form reasonably acceptable to Buyer and Seller, which Title Company has confirmed is sufficient to remove such “standard printed exceptions” as may be removed from a title policy by such an undertaking, and which may (to the extent acceptable to Title Company) be undertaken in one or more such documents applicable to one or more Sites (individually and collectively, as the case may be, an “Owner’s Affidavit”).
Section 1.3Entry, Insurance and Indemnity.
(a)Prior to the Effective Date, Seller has provided Buyer with access to the Sites (subject to reasonable Seller restrictions, the rights of any Tenants and the provisions of this Section 2.3).
(b)Prior to the Effective Date, Buyer has conclusively satisfied itself as to the environmental condition of each Site and no additional environmental testing, including a Phase II is required by Buyer or permitted by Seller.
(c)Prior to the Effective Date and up to Closing, Buyer has and will maintain commercial general liability insurance on current ISO forms (or their functional equivalent) insuring against any liability arising out of the Buyer Parties activities in, upon, about or with respect to the Property, with limits of at least $1,000,000 per occurrence and $5,000,000 aggregate (which limits may include applicable excess or umbrella coverage). Buyer’s policy must insure the contractual liability of Buyer’s indemnification and defense obligations under this Agreement and must (i) name Seller and the other Seller Parties as additional insureds with respect to all Claims arising out of the activities of the Buyer Parties in, upon, about or with respect to the Property, (ii) contain a cross-liability provision, and (iii) be primary and noncontributing with any other insurance available to Seller and the other Seller Parties. Buyer has provided Seller with evidence that Buyer has such insurance coverages in force prior to any entry by a Buyer Party upon any of the Sites, and such insurance must be maintained in force by Buyer at all times prior to the termination of this Agreement or the Closing. Buyer has and will also require that any Buyer Party entering upon any Site also maintains insurance substantially consistent with all of the foregoing requirements, provided that the occurrence and aggregate limits for a consultant performing non-invasive work may be as low as $1,000,000 and $5,000,000, respectively.
(d)Buyer will pay all costs incurred in connection with Buyer’s due diligence activities regarding the Property, will promptly repair and restore any damage caused to any Site by such activities, and will not permit any mechanics or other liens to be filed against any Site as a result of such activities. BUYER WILL INDEMNIFY, DEFEND AND HOLD THE SELLER PARTIES HARMLESS FROM AND AGAINST ANY CLAIMS ARISING OUT OF ANY ACTIVITIES OF THE BUYER PARTIES IN, UPON, ABOUT OR WITH RESPECT TO THE PROPERTY PRIOR TO CLOSING; PROVIDED, HOWEVER, THAT BUYER WILL NOT BE RESPONSIBLE FOR INDEMNIFYING SELLER FOR THE MERE DISCOVERY OF ANY PRE-EXISTING ADVERSE CONDITION ON ANY SITE (ENVIRONMENTAL OR OTHERWISE) OR THE EXTENT SUCH ADVERSE CONDITION IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER, ANY SELLER PARTY, OR THE APPLICABLE TENANT. Buyer’s indemnity and insurance obligations under this Article 2 are not limited by any other limitation on damages or remedies under this Agreement, including without limitation the liquidated damages provisions contained in Article 6. The provisions of this Section will survive the Closing or any earlier termination of this Agreement.
Section 1.4AS-IS SALE. BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT EXCEPT FOR SELLER’S REPRESENTATIONS, WARRANTIES AND COVENANTS AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND ANY APPLICABLE CLOSING DOCUMENTS (“SELLER’S EXPRESS AGREEMENTS”), (A) SELLER IS SELLING AND BUYER IS PURCHASING ALL OF THE PROPERTY “AS IS, WHERE IS AND WITH ALL FAULTS,” AND (B) BUYER IS NOT RELYING ON ANY REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, FROM SELLER OR ANY SELLER PARTY AS TO ANY MATTER CONCERNING OR RELATING TO THE PROPERTY, OR SET FORTH, CONTAINED OR ADDRESSED IN THE DILIGENCE MATERIALS, INCLUDING WITHOUT LIMITATION AS TO: (I) THE COMPLETENESS OF THE DILIGENCE MATERIALS; (II) THE QUALITY, NATURE, HABITABILITY, MERCHANTABILITY, FITNESS, USE, OPERATION, VALUE, MARKETABILITY, ADEQUACY OR PHYSICAL CONDITION OF ANY OF THE PROPERTY OR ANY ASPECT OR PORTION THEREOF (INCLUDING WITHOUT LIMITATION ANY STRUCTURAL ELEMENT, FOUNDATION, ROOF, APPURTENANCE, ACCESS, LANDSCAPING, PARKING FACILITIES, ELECTRICAL, MECHANICAL, HVAC, COMMUNICATION, PLUMBING, SEWAGE, OR UTILITY SYSTEM, EQUIPMENT, FACILITY, APPLIANCE, SOIL, GEOLOGY AND GROUNDWATER); (III) THE DIMENSIONS OR LOT SIZE OF ANY OF THE REAL PROPERTY OR THE SQUARE FOOTAGE OF ANY IMPROVEMENTS THEREON OR OF ANY TENANT’S OR OCCUPANT’S SPACE THEREIN OR ANY COMMON AREAS

THEREOF; (IV) THE DEVELOPMENT OR INCOME POTENTIAL, OR RIGHTS OF OR RELATING TO, ANY OF THE PROPERTY, OR THE SUITABILITY, VALUE, ADEQUACY, OR FITNESS OF ANY OF THE PROPERTY FOR ANY PARTICULAR PURPOSE; (V) THE ZONING OR OTHER LEGAL STATUS OF ANY OF THE PROPERTY OR ANY OTHER PUBLIC OR PRIVATE RESTRICTIONS ON THE USE OF ANY OF THE PROPERTY; (VI) THE COMPLIANCE OF ANY OF THE PROPERTY OR ITS OPERATION WITH ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, THE AMERICANS WITH DISABILITIES ACT) OR ANY COVENANTS, CONDITIONS, RESTRICTIONS OR OTHER MATTERS IN ANY MANNER AFFECTING ANY OF THE PROPERTY AND WHETHER IMPOSED OR ASSERTED BY ANY GOVERNMENTAL AUTHORITY OR ANY OTHER PERSON; (VII) THE ABILITY OF BUYER TO OBTAIN ANY NECESSARY GOVERNMENTAL APPROVALS, LICENSES OR PERMITS FOR THE CURRENT USE OR BUYER’S INTENDED USE, DEVELOPMENT OR REDEVELOPMENT OF ANY OF THE PROPERTY; (VIII) THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS OR OTHER HAZARDOUS CONDITIONS ON, IN, UNDER, ABOVE OR ABOUT ANY OF THE PROPERTY OR ANY ADJOINING OR NEIGHBORING PROPERTIES; (IX) THE QUALITY OF ANY LABOR OR MATERIALS USED IN ANY IMPROVEMENTS; (X) THE CONDITION OF TITLE TO ANY OF THE PROPERTY; (XI) ANY LEASES OR ANY CONTRACTS OR OTHER AGREEMENTS AFFECTING ANY OF THE PROPERTY OR THE INTENTIONS OF ANY PERSON WITH RESPECT TO THE NEGOTIATION AND/OR EXECUTION OF ANY LEASES, CONTRACTS OR AGREEMENTS WITH RESPECT TO ANY OF THE PROPERTY OR ANY PORTION THEREOF; OR (XII) THE ECONOMICS OF, OR THE INCOME AND EXPENSES, REVENUE OR EXPENSE PROJECTIONS OR OTHER FINANCIAL MATTERS RELATING TO, THE OWNERSHIP, LEASING, OR OPERATION OF ANY OF THE PROPERTY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR SELLER’S EXPRESS AGREEMENTS, BUYER IS NOT RELYING ON ANY REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS OF SELLER, ANY OTHER SELLER PARTY, OR ANY AGENT OR BROKER OF SELLER, WHETHER IMPLIED, PRESUMED OR EXPRESSLY PROVIDED AT LAW OR OTHERWISE, OR ARISING BY VIRTUE OF ANY STATUTE, COMMON LAW OR OTHER RIGHT OR REMEDY IN FAVOR OF BUYER. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT SELLER IS UNDER NO DUTY TO MAKE ANY INQUIRY REGARDING ANY MATTER THAT MAY OR MAY NOT BE KNOWN TO SELLER, ANY OTHER SELLER PARTY, OR ANY OTHER AGENT OR BROKER OF SELLER.
IF BUYER PURCHASES ANY OF THE PROPERTY, ANY REPORTS, REPAIRS OR WORK REQUIRED OF OR BY BUYER WITH RESPECT THERETO ARE THE SOLE RESPONSIBILITY OF BUYER FROM AND AFTER THE CLOSING, AND BUYER AGREES THAT THERE IS NO OBLIGATION ON THE PART OF SELLER EITHER BEFORE OR AFTER ANY CLOSING TO MAKE ANY CHANGES, ALTERATIONS OR REPAIRS TO ANY OF THE PROPERTY OR, EXCEPT AS SET FORTH IN THIS AGREEMENT OR ANY OTHER APPLICABLE CLOSING DOCUMENT TO CURE ANY VIOLATIONS OF ANY LAWS. FOLLOWING CLOSING AND SATISFACTION OF SELLER’S OBLIGATIONS HEREUNDER, BUYER IS SOLELY RESPONSIBLE FOR OBTAINING THE ISSUANCE OR RE-ISSUANCE OF ANY CERTIFICATE OF OCCUPANCY OR ANY OTHER APPROVAL OR PERMIT NECESSARY FOR TRANSFER OR OCCUPANCY OF ANY OF THE PROPERTY OR ANY PORTION THEREOF AND FOR ANY IMPROVEMENTS, REPAIRS OR ALTERATIONS NECESSARY TO OBTAIN THE SAME, ALL AT BUYER’S SOLE COST AND EXPENSE.
ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTY IS SOLELY FOR BUYER’S CONVENIENCE AND WAS OR WILL BE

OBTAINED FROM A VARIETY OF SOURCES AND SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. EXCEPT FOR ACTS INVOLVING FRAUD OR INTENTIONAL MISREPRESENTATION BY SELLER, SELLER SHALL NOT BE LIABLE FOR ANY NEGLIGENT MISREPRESENTATION OR ANY FAILURE TO INVESTIGATE THE PROPERTY NOR SHALL SELLER BE BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, APPRAISALS, ENVIRONMENTAL ASSESSMENT REPORTS, OR OTHER INFORMATION PERTAINING TO THE PROPERTY OR THE OPERATION THEREOF, FURNISHED BY SELLER OR BY ANY MANAGER, LEASING AGENT, REAL ESTATE BROKER, AGENT, REPRESENTATIVE, AFFILIATE, DIRECTOR, OFFICER, SHAREHOLDER, EMPLOYEE, SERVANT, CONSTITUENT PARTNER OR MEMBER OF SELLER, AFFILIATE OF SELLER, OR OTHER PERSON OR ENTITY ACTING ON SELLER’S BEHALF.
THE PROVISIONS OF THIS SECTION WILL SURVIVE THE CLOSING OR ANY EARLIER TERMINATION OF THIS AGREEMENT.
Section 1.5Release by Buyer. Without limiting the provisions of Section 2.4, but subject to Seller’s Express Agreements and the express rights and remedies reserved to Buyer in this Agreement, if Closing occurs as to any Site, then with respect to such Site, from and after such Closing, Buyer, for itself and the other Buyer Parties (including without limitation any Permitted Assignee), waives all rights to recover from, and forever releases, discharges and covenants not to sue, Seller and the other Seller Parties with respect to any and all Claims, whether direct or indirect, known or unknown, foreseen or unforeseen, that may exist or arise on account of or in any way be connected with such Site (including without limitation the physical, operational, environmental, and structural condition of such Site) or any Laws applicable thereto, including without limitation any Claims or other matters relating to the use, presence, discharge or release of Hazardous Materials on, under, in, above or about such Site. Buyer assumes the risk that Buyer’s investigations of such Site may not reveal all aspects, conditions and matters of or affecting such Site. Buyer acknowledges, agrees, represents and warrants that: (a) Buyer is an experienced, knowledgeable and sophisticated purchaser of properties similar to the Property; (b) Buyer expressly agrees to and accepts, and fully understands, each and all of the provisions of this Agreement and the waivers, releases, and limitations of liability contained in this Agreement; and (c) each and all of the waivers, releases, limitations of liability, and other provisions contained in this Agreement are fair and reasonable, particularly in light of the sophistication, experience and knowledge of the Parties. Buyer acknowledges and agrees that Seller has agreed to enter into this Agreement in consideration for and in reliance upon each and all of the waivers, releases, limitations of liability, and other provisions contained in this Agreement and any of Buyer’s closing documents, that the Purchase Price is based in part on Buyer’s acceptance of and agreement to each and all of the waivers, releases, limitations of liability and other provisions contained in this Agreement, and that Seller would not have agreed to execute this Agreement or sell the Property to Buyer on terms that did not include each and all of the waivers, releases, limitations of liability, and other provisions contained in this Agreement.
SUBJECT TO SELLER’S EXPRESS AGREEMENTS AND THE EXPRESS RIGHTS AND REMEDIES RESERVED TO BUYER IN THIS AGREEMENT, THE WAIVERS, RELEASES, AND OTHER PROVISIONS CONTAINED IN SECTIONS 2.4 AND 2.5 EXTEND TO ALL CLAIMS OF ANY NATURE AND KIND WHATSOEVER, KNOWN OR UNKNOWN, PAST, PRESENT OR FUTURE, SUSPECTED OR NOT SUSPECTED, EXCEPT FOR ACTUAL FRAUD COMMITTED BY SELLER IN CONNECTION WITH A COMPLETED SALE OF ANY SITE TO BUYER. TO THE FULLEST EXTENT PERMISSIBLE BY APPLICABLE LAW, BUYER WAIVES ANY PROVISIONS OF APPLICABLE LAW THAT OTHERWISE MIGHT OPERATE TO LIMIT OR PROHIBIT

ANY OF SUCH WAIVERS, RELEASES AND OTHER PROVISIONS. THE PROVISIONS OF THIS SECTION WILL SURVIVE THE CLOSING OR ANY EARLIER TERMINATION OF THIS AGREEMENT.
ARTICLE 3
COVENANTS
Section 1.1ROFR Waiver.
(a)Seller shall use commercially reasonable efforts in accordance with Section 1.4 to obtain, prior to the Closing, a ROFR Waiver from each applicable ROFR Tenant with respect to each applicable ROFR.
Section 1.2Intentionally Omitted.
Section 1.3Intentionally Omitted.
Section 1.4Contracts.
(a)Any material Contracts in Seller’s possession existing on the Effective Date have been provided to Buyer as a part of the Seller Deliveries and Buyer has delivered a written notice to Seller setting forth which, if any, of the Contracts Buyer elects to have Seller terminate and which Contracts Buyer elects to have Seller assign to Buyer at the Closing. The Contracts Buyer elects to have Seller assign to Buyer at the Closing are set forth on Schedule 4.1(m). Seller will deliver notices of termination prior to or at Closing terminating those Contracts that Buyer so timely notifies Seller to terminate, and Seller will be responsible for any termination penalties or fees associated with the termination of such Contracts. At Closing, Seller will assign to Buyer, to the extent assignable, and Buyer will assume, all Contracts so required or elected by Buyer for each Site pursuant to the Assignment of Contracts described in Section 5.3 below. Any amounts paid or payable under any Contracts being assigned to Buyer will be appropriately prorated between the Parties at Closing.
(b)Between the Effective Date and the Closing Date, Seller will not, without Buyer’s prior written consent, enter into any new Contract, or amend or terminate (except as directed by Buyer pursuant to Section 3.4(a) above) any existing Contract, unless that Contract (as may be so amended) either will not extend beyond Closing or is terminable without material penalty upon no more than thirty (30) days’ notice (with Seller being responsible at the Closing for any penalty for any new Contract). If Buyer fails to either give or expressly refuse such consent within five (5) Business Days after receiving the written request from Seller, such consent shall conclusively be deemed to have been given. Buyer’s consent may be granted or withheld in Buyer’s sole but commercially reasonable discretion with respect to any such new Contract, amendment or termination that is proposed for a Site between the Effective Date and Closing of the applicable Site. Seller will promptly provide to Buyer a copy of any written notice (including a notice of default) given or received under a Work Contract after the Effective Date following Seller’s receipt or delivery thereof, provided, that Seller shall not be required to provide any such notices that relate to a Contract which Buyer has elected for Seller to terminate pursuant to Section 3.4(a) above.
(c)Seller will cause any Broker Listing Agreements and any Property Management Agreements to be terminated with respect to the Sites affected thereby prior to or as of the Closing Date for the subject Site, and Seller will be solely responsible for any termination fees or other payments due under any such terminated agreements.

Section 1.5Lease Modification and Enforcement. Prior to the Closing Date, Seller shall use commercially reasonable efforts consistent with past practice to enforce each Tenant’s obligation under its Lease, and subject to the terms and provisions of each applicable Lease and consistent with past practice, may apply all or any portion of any Security Deposits then held by Seller toward any loss or damage incurred by Seller by reason of any defaults by the applicable Tenant. Notwithstanding the foregoing, in the event that an applicable Tenant is engaged in illegal activities or hazardous activities which put the life, health or safety of other Tenants or invitees of the applicable Site at risk or are reasonably likely to bring such Tenant’s premises or the applicable Site into disrepute, Seller shall not terminate any Lease without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed. Seller will provide to Buyer a copy of any written notice (including any notice of default) given to or received from any Tenant after the Effective Date promptly following Seller’s delivery or receipt thereof. After the Effective Date, Seller shall not enter into any modification of any Existing Lease or New Lease or accept any voluntary surrender of any Existing Lease or New Lease without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.
Section 1.6Leasing Costs. At or prior to Closing for any Site, Seller will pay all Leasing Costs that are or become due and payable prior to Closing affecting such Site. If there are any unpaid Leasing Costs as of any Closing Date, then at such Closing, Buyer will receive a credit towards the Purchase Price for any such unpaid amounts known as of the Closing Date on account of the then-current term of any Existing Lease or New Lease affecting such Site, Buyer will assume such obligations pursuant to the Assignment of Leases described in Section 5.3 below, and Seller will have no further responsibility for such costs or allowances for which Buyer is credited. Additionally, upon the occurrence of Closing as to any Site, pursuant to the Assignment of Leases, Buyer will assume any then outstanding obligations for Leasing Costs for which Buyer is responsible under this Agreement. To the extent that Seller is liable for any Leasing Costs that are not known, billed or discovered until after the Closing Date, Seller shall continue to be responsible therefor for a period of six (6) months following the Closing Date (provided, that any such Claims shall survive such six (6) month period so long as a Claim Notice with respect thereto was delivered to Seller prior to the expiration of such period) and shall either reimburse Buyer for any such Leasing Costs or pay directly such Leasing Cost to the party to whom such amounts are due and shall indemnify Buyer from an against any Claims arising as a result of Seller’s failure to make such payments; provided, however, in no event shall Seller be responsible for cost overruns constituting Leasing Costs to the extent such cost overruns arise on account of matters occurring after the Closing Date. As of the Effective Date, there are no Leasing Costs currently due and payable by Seller with regard to any Lease. The provisions of this Section will survive the Closing.
Section 1.7Distribution.
(a)Subject to receipt of approval from Modiv’s lenders to make a distribution of the Underlying Shares to Modiv’s shareholders and/or Modiv OP unit holders and any applicable regulatory approvals or legal restrictions, as soon as reasonably practicable and subject to GIPR’s cooperation, following the issuance to Modiv or an Affiliate of Modiv of the Underlying Shares pursuant to a redemption of the Share Consideration under the Articles Supplementary, Modiv or its Affiliate, as the case may be, shall declare a dividend of, or otherwise distribute, all the Underlying Shares to the shareholders of Modiv and/or Modiv OP unit holders. From the date of issuance to Modiv or an Affiliate of Modiv of the Underlying Shares until the distribution to Modiv’s shareholders and/or Modiv OP unit holders as described in the foregoing, Modiv shall provide notice to Buyer in advance of granting any ownership waivers to any Person exempting such Person from an ownership limit with respect to the outstanding shares of Modiv’s capital stock. For the avoidance of doubt, if all of the Underlying Shares are issued to Modiv OP, then this Section shall require Modiv OP to distribute the Underlying Shares to the Modiv OP unit holders, including Modiv, which shall, as soon as reasonably practicable, distribute such shares to the shareholders of Modiv.
(b)Buyer and Modiv on behalf of itself and its Affiliates agree to cooperate with each other, and any distribution agent or transfer agent used, in connection with the distribution contemplated by Section 3.7(a).
(c)If the issuance of the Underlying Shares to Modiv or an Affiliate of Modiv causes the aggregate number of shares of GIPR Common Stock owned by Modiv and its Affiliates and any other persons or entities whose beneficial ownership of shares of GIPR Common Stock would be aggregated with Modiv’s for purposes of Section 13(d) of the Exchange Act, including shares held by any “group” of which Modiv is a member (collectively with Modiv and its Affiliates, the “Modiv Group”) to exceed the GIPR Common Stock Ownership Limitation, Modiv, on behalf of itself and its Affiliates, agrees that it will promptly distribute or sell that number of shares of GIPR Common Stock that would result in the number of shares of GIPR Common Stock beneficially owned by the Modiv Group to not exceed the GIPR Common Stock Ownership Limitation.
Section 1.8Voluntary New Exceptions. Between the Effective Date and the Closing Date, Seller shall not grant any voluntary new liens or other title encumbrances upon any Site, which (i) are not caused by or the result of any act or fault of Buyer or any Affiliate of Buyer, (ii) are not items that constitute Permitted Exceptions, or (iii) are not disclosed in any prior Title Commitment (but subject to rights of Buyer with respect to such prior Title Commitment or update), in each case without Buyer’s prior written consent.
Section 1.9Tax Contests.
(a)Taxable Period Terminating Prior to the Closing Date. Seller shall (i) retain the right to commence, continue and settle any proceedings to contest any Taxes for any Site for any taxable period which terminates prior to the Closing Date, provided that Buyer’s consent, not to be unreasonably withheld, shall be required with respect to any such settlement that is reasonably likely to result in increased Taxes for any period after the Closing Date and (ii) be entitled to any refunds or abatements of Taxes awarded in such proceedings for such periods prior to the Closing Date, except to the extent any portion thereof is payable to any Tenant.
(b)Taxable Period Including the Closing Date. Following Closing, Buyer, at its sole cost and expense, shall have the right to commence, continue and settle any proceedings to contest any Taxes for any Site for any taxable period which includes the Closing Date. Any refunds or abatements awarded in such proceedings shall be used first to reimburse Buyer for the reasonable costs and expenses incurred by Buyer in contesting such Taxes, and the remainder of such refunds or abatements shall be prorated between Seller and Buyer as of 12:01 a.m. on the Closing Date for such Site, based upon actual days in the applicable taxable period prior to and after the Closing Date. Promptly upon receipt of any such refund or abatement, Buyer shall pay the applicable prorated net amount to Seller.
(c)Taxable Period Commencing After Closing Date. Following Closing, Buyer shall (i) have the right to commence, continue and settle any proceedings to contest any Taxes for any taxable period which commences after such Closing Date and (ii) be entitled to any refunds or abatements of Taxes awarded in such proceedings for such periods.
(d)Cooperation. Seller and Buyer shall promptly inform the other of the initiation of any audit, contest or other proceeding relating to Taxes for any Site and shall use commercially reasonable efforts to cooperate with the Party contesting any Taxes pursuant to, and in accordance with, this Section 3.9 (at no material cost or expense to the non-contesting

Party, other than any cost or expense which the requesting Party agrees to reimburse pursuant to an agreement mutually acceptable to the Parties).
(e)Survival. This Section 3.9 shall survive the Closing.
Section 1.10Notice of Litigation and Violations. If, prior to any Closing, any Selling Entity receives written notice of (i) any new litigation not disclosed on Schedule C with respect to any Site subject to such Closing, or (ii) any new violation not disclosed on Schedule C of any applicable fire, health, building, use, occupancy or zoning laws, regulations, ordinances and codes with respect to any Site subject to such Closing, Seller shall promptly deliver written notice of such matter to Buyer.
Section 1.11Capital Improvements. Other than (i) the tenant improvement work and the capital improvements set forth on Schedule C and being performed pursuant to a Work Contract identified on Schedule 4.1(m), (ii) any capital maintenance/repair work, any work required to repair or restore any Site after a casualty or condemnation, and (iii) any other work necessary to protect the safety and/or health of Tenants, invitees, guests or other persons after the Effective Date, Seller shall not undertake any capital improvements or construction projects at any Site without Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 1.12Cooperation. Seller agrees to use commercially reasonable efforts to cooperate with Buyer in connection with the transition of the ownership and management of the Sites, including using commercially reasonable efforts to arrange meetings with the current property managers responsible for day-to-day management, arrange meetings with local sub-prop managers and landlord representatives (e.g., leasing brokers), arrange operational site visits with local maintenance teams, assisting with service and maintenance contracts transition and providing access to updated diligence documents. This Section 3.12 shall survive the Closing.
Section 1.13Articles Supplementary. GIPR agrees to prepare Articles Supplementary to the GIPR Charter setting forth the rights, preferences and obligations of the GIPR Preferred Stock (the “Articles Supplementary”) in substantially the form attached as Exhibit M hereto, and to file such Articles Supplementary with the Maryland State Department of Assessments and Taxation (“SDAT”) prior to the Closing, which Articles Supplementary will be effective under the Maryland General Corporation Law and will comply with all applicable requirements under the Maryland General Corporation Law at Closing.
Section 1.14Registration Statement; Records for Audits.
(a)As promptly as practicable after the Closing, GIPR agrees, at its own expense, to prepare and file with the SEC a registration statement on the appropriate form to register the distribution by Modiv to its shareholders and/or Modiv OP unit holders and/or resale of the Underlying Shares issuable upon the redemption of the Share Consideration (the “Registration Statement”). Modiv agrees to use commercially reasonable efforts, at GIPR’s sole cost and expense (other than with respect to Modiv’s attorneys’ fees if Modiv chooses to engage its own attorneys to assist with the review of the Registration Statement and any amendments or supplements), to cooperate with GIPR, as reasonably requested by GIPR, in connection with GIPR’s preparation and filing with the SEC of the Registration Statement, including using commercially reasonable efforts to cooperate in connection with filing any amendments to the Registration Statement, responding to the SEC’s comments on the Registration Statement, and seeking effectiveness of the Registration Statement. Modiv acknowledges that the SEC may deem Modiv to be an underwriter in the Registration Statement and consents to being named as an underwriter if so required by the SEC. GIPR shall use its reasonable best efforts to cause the Registration Statement to be declared effective as soon as reasonably practicable after its initial filing and then maintain the effectiveness of such Registration Statement, if applicable, until the distribution by Modiv and/or resale registered thereunder is completed. Substantially concurrently with the filing of the Registration Statement, GIPR shall submit to The Nasdaq Capital Market a listing of additional shares notification form, and any other documents or information requested by The Nasdaq Capital Market, with respect to the listing of the Underlying Shares on The Nasdaq Capital Market and shall use its reasonable best efforts to effect the listing of the Underlying Shares on The Nasdaq Capital Market as soon as reasonably practicable. GIPR also shall use its reasonable best efforts to maintain the listing of the Underlying Shares on The Nasdaq Capital Market.
(b)Without limiting the generality of Section 7.24, if required by rules of the SEC, as determined by legal counsel to Buyer, Seller shall provide to GIPR all Records (as defined in Section 7.24) reasonably requested by GIPR in order to permit GIPR to prepare a Rule 3-14 Audit with respect to each Site for inclusion, or incorporation by reference, in any registration statement contemplated by this Agreement or the Registration Rights Agreement, and the Seller shall provide and/or reasonably cooperate in obtaining any and all such other data and financial information which shall be required by applicable Law in connection with fulfilling GIPR’s disclosure obligations as a public company subject to the rules and regulations of the SEC.
Section 1.15Intentionally Omitted.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
Section 1.1Representations and Warranties of Seller. Seller makes the following representations and warranties to Buyer and GIPR as of the Effective Date and (except as may be disclosed in writing to Buyer after the Effective Date or to the extent such representation and warranty could only be true as of the Effective Date) again as of the Closing Date:
(a)Modiv and each Selling Entity is duly organized and validly existing and in good standing under the laws of its state of formation and, to the extent legally required to do so, Seller (or the applicable Selling Entity) is duly qualified to transact business in each State in which any Site being sold pursuant to this Agreement by such Person is located; and the execution, delivery and performance of this Agreement and all Closing Documents to be executed and delivered by Seller pursuant to this Agreement are within the organizational power of Seller and have been, or will prior to Closing be, duly authorized by the board of directors of Modiv and no other corporate action on the part of Seller is necessary to authorize the execution and delivery by Buyer of this Agreement and all Closing Documents.
(b)Seller has not filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors or suffered the appointment of a receiver to take possession of the Property or any material portion thereof. Seller has not made a general assignment for the benefit of creditors or admitted in writing its inability to pay its debts as they generally come due or made an offer of settlement, extension or composition to its creditors generally.
(c)To Seller’s knowledge, there are no actions or proceedings pending or threatened in writing against Seller that Seller reasonably expects would affect the validity or enforceability of this Agreement or any of the Closing Documents to be executed and delivered by Seller pursuant to this Agreement. To Seller’s knowledge, the execution, delivery and performance of this Agreement and the Closing Documents by Seller and the consummation of the transaction contemplated by this Agreement by Seller will not: (a) conflict with or result in a breach of any terms, conditions or provisions of the organizational documents governing any Seller; (b) result in a breach or acceleration of or constitute a default or event of termination (with or without the giving of notice, the passage of time or otherwise) under the provisions of any agreement or instrument by which Seller is bound; (c) require the consent or approval of any third party, including any governmental authority (other than any such consents or approvals that have been, or will prior to the Closing be, obtained) or (d) result in a violation or breach of any Laws applicable to any Seller or by which Seller or any Site is bound which, in each case, would reasonably be expected to have a material adverse effect upon Seller’s ability to consummate the transaction contemplated by this Agreement.
(d)To Seller’s knowledge, the Rent Roll attached hereto is, as of the last day of the month preceding the month in which the Effective Date occurs, true, accurate and complete in all material respects. To Seller’s knowledge, attached hereto as Schedule 4.1(d) is, as of the last day of the month preceding the month in which the Effective Date occurs, a true and complete report setting forth (i) all arrearages in excess of thirty (30) days under the Leases and (ii) any prepaid rents under the Leases or credits which reduce future rents (the “Delinquency Report and List of Prepaid Rents”).
(e)Except as may be set forth on Schedule 3.3 with respect to a Site, Seller has not received written notice of any currently pending or threatened condemnation of all or any portion of any Site.
(f)Other than each Broker Listing Agreement (true, complete and accurate copies of which have been delivered to Buyer) which shall all be terminated by Seller prior to or as of Closing in accordance with Section 3.4(c), there are no agreements with brokers entered into by Seller and relating to any Site by which Seller, or such Site is bound with respect to the leasing of any portion of the Property and that will be binding upon Buyer or such Site after the Closing.
(g)Except as may be set forth on Schedule C with respect to a Site, Seller has not received written notice of any litigation that is currently pending or threatened against Seller or an Affiliate of Seller with respect to the Property.
(h)Except as may be set forth on Schedule C with respect to a Site or in any Existing Lease for any Site, to Seller’s knowledge, as of the Effective Date, there are no Leasing Costs currently due and payable by Seller with regard to any Lease.
(i)Except as may be set forth in the Existing Leases for a Site or a document recorded against the Real Property of a Site, Seller has not granted any ROFR, option or right of first refusal to any party to acquire Seller’s ownership interest in any portion of the Property. As of the Effective Date and as of the Closing of any applicable Site, Seller will have delivered, or caused to be delivered, copies of all material correspondence with any ROFR Tenant related to such Tenant’s ROFR.
(j)Seller has delivered or made available to Buyer true, complete and accurate copies of the Existing Leases, each of the Existing Leases constitutes the entire agreement between the applicable Selling Entity and the applicable Tenant regarding such Tenant’s Lease and occupancy of the related Site and each Selling Entity is the current landlord under the applicable Existing Lease with the authority to enforce the terms and conditions of the applicable Existing Lease against the applicable Tenant. To Seller’s knowledge, there are no lease agreements for space at any Site to which any Selling Entity is party, other than the Existing Leases. Attached hereto as Schedule A-2 is a true, complete and accurate list of all security deposits held by Seller, indicating whether in the form of cash or letter of credit.
(k)Except as may be set forth on Schedule 4.1(d) with respect to a Site, Seller has not given to any Tenant written notice that such Tenant is in default of or breach under its respective Lease, or received from any Tenant written notice that the Landlord is in default of or breach under its respective Lease, except for any prior breaches or defaults that, to Seller’s knowledge, have been cured in all material respects.
(l)Seller has not received any written notice that it is in default of any monetary or other obligations of Seller under any CC&R Documents, which default has not been cured in all material respects.
(m)To Seller’s knowledge, attached hereto as Schedule 4.1(m) is a true, correct and complete list of each Contract by Site that Buyer has elected to assume in accordance with Section 3.4. The copies of the Contracts identified on Schedule 4.1(m) and delivered to Buyer are complete and accurate copies of the Contracts (including any amendments thereto) in Seller’s files that Seller relies upon in connection with its ownership and operation of the respective Sites. Except as may be set forth on Schedule C with respect to a Site, to Seller’s knowledge, Seller has not received nor given written notice of any existing default or breach under any Contract that, to Seller’s knowledge, has not been cured in all material respects. To Seller’s knowledge, other than the Contracts, Leases and Related Agreements, there are no contracts or agreements to which Seller or its Affiliates is a party and which, subject to Section 3.4, will be binding on Buyer from and after the Closing Date. To Seller’s knowledge, as of the Effective Date, there are no Related Agreements for any Site.
(n)No Selling Entity is acting on behalf of an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, a “plan” within the meaning of Section 4975 of the Code, or an entity deemed to hold “plan assets” within the meaning of 29 C.F.R § 2510.3-101 of any such employee benefit plan or plans.
(o)Seller is not a “foreign person,” “foreign partnership,” “foreign trust” or “foreign estate” as those terms are defined in Section 1445 of the Internal Revenue Code, and Seller is a “United States person” within the meaning of Section 7701(a)(30) of the Code.
(p)Except as may be set forth on Schedule C with respect to a Site, to Seller’s knowledge, Seller has not received any written notice from any Governmental Authority that the Real Property for any Site is presently in material violation of any applicable Environmental or other Laws relating to such Real Property or received any written notice of any existing, pending or threatened material claims, actions, suits, liabilities, proceedings or investigations related to Hazardous Material with respect to any such Real Property that would reasonably be expected to result in material liability to the owner thereof.
(q)Other than the tenant improvement work and the capital improvements set forth on Schedule C, there are no capital improvements or construction projects (which, for the avoidance of doubt, does not include ordinary course capital maintenance/repair work) occurring at the Sites for which Buyer shall be responsible after the Closing.
(r)To Seller’s knowledge, except as set forth on Schedule C, Seller is not currently protesting or challenging the assessed value of its Site for Real Estate Tax purposes.
(s)Any information supplied or to be supplied in writing by or on behalf of Seller or, any of its Affiliates, for inclusion or incorporation by reference in any document filed or to be filed with the SEC by GIPR, at the time of such filing, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
(t)Seller has timely filed all Tax Returns required to be filed by it, except where the failure to file would not have a material adverse effect, and timely paid all Taxes required to be paid with respect to the ownership and operation of each Property, and each such Tax Return is true, correct and complete in all material respects.
(u)Intentionally Omitted.
(v)To Seller’s knowledge, no Lease requires services to be provided to a tenant other than those usually or customarily rendered in connection with the rental of space for occupancy only within the meaning of Treasury Regulations Section 1.512(b)-1(c)(5), the Rents and any other amounts payable under each Lease will not result in more than a de minimis amount of “impermissible tenant service income” within the meaning of Section 856(d)(2)(C) and Section 857(d)(7) of the Code.
(w)The Seller is (i) an “accredited investor” (within the meaning of Rule 501 of Regulation D under the Securities Act) and (ii) is acquiring the GIPR Preferred Stock comprising the Share Consideration only for its own account and not for the account of others, and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. The Seller is not an entity formed for the specific purpose of acquiring the GIPR Preferred Stock comprising the Share Consideration.
(x)The Seller acknowledges and agrees that the GIPR Preferred Stock comprising the Share Consideration and the Underlying Shares (if any) are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the GIPR Preferred Stock comprising the Share Consideration and the Underlying Shares (if any) have not been registered under the Securities Act and that the Buyer is not required to register the GIPR Preferred Stock comprising the Share Consideration or the Underlying Shares (if any), except as set forth herein and in the Registration Rights Agreement and the Articles Supplementary, respectively. The Seller acknowledges and agrees that the GIPR Preferred Stock comprising the Share Consideration and the Underlying Shares (if any) may not be offered, resold, transferred, pledged or otherwise disposed of by the Seller absent an effective registration statement under the Securities Act, except (i) to the Buyer or a subsidiary thereof, (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, (iii) an ordinary course pledge such as a broker lien over account property generally, (iv) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act, and, in each of clauses (i)-(iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or account entries representing the GIPR Preferred Stock comprising the Share Consideration issued to Modiv shall contain a restrictive legend to such effect, as set forth in Section 5.5 hereof. The Seller acknowledges and agrees that the GIPR Preferred Stock comprising the Share Consideration will be subject to these securities law transfer restrictions, and as a result of these transfer restrictions, the Seller may not be able to readily offer, resell, transfer, pledge or otherwise dispose of such GIPR Preferred Stock and may be required to bear the financial risk of an investment in such GIPR Preferred Stock for an indefinite period of time. The Seller acknowledges and agrees that the GIPR Preferred Stock comprising the Share Consideration will not be immediately eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least six months following the Closing Date. The Seller acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the GIPR Preferred Stock comprising the Share Consideration and the Underlying Shares (if any).
(y)The Seller further acknowledges that there have not been, and the Seller hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to the Seller by the Buyer or its subsidiaries or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives, or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Buyer set forth in this Agreement, the Registration Rights Agreement and the related transaction documents.
(z)In making its decision to purchase the GIPR Preferred Stock comprising the Share Consideration and the Underlying Shares (if any), the Seller has relied solely upon an independent investigation made by the Seller of the Buyer and its subsidiaries, the Buyer’s representations in Section 4.2 of this Agreement, and the Seller’s review of this Agreement, the Registration Rights Agreement, the Articles Supplementary, and the related transaction documents. The Seller acknowledges and agrees that it has had access to, has received, and has had an adequate opportunity to review, such information as the Seller deems necessary in order to make an investment decision with respect to the GIPR Preferred Stock comprising the Share Consideration and the Underlying Shares (if any), including the GIPR SEC Documents, and the Seller has made its own assessment and is satisfied concerning the relevant financial, tax and other economic considerations relevant to the Seller’s investment in the GIPR Preferred Stock comprising the Share Consideration and the Underlying Shares (if any). The Seller represents and agrees that the Seller and the Seller’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Seller and its professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the GIPR Preferred Stock comprising the Share Consideration and the Underlying Shares (if any).
(aa)The Seller acknowledges that the GIPR Preferred Stock comprising the Share Consideration and the Underlying Shares (if any) to Modiv (i) are not being offered by any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
(ab)The Seller acknowledges that it is aware that there are substantial risks incident to an investment in and ownership of the GIPR Preferred Stock comprising the Share Consideration and the Underlying Shares (if any), including those set forth in the GIPR SEC Documents. The Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the GIPR Preferred Stock comprising the Share Consideration and the Underlying Shares (if any), and the Seller has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as the Seller has considered necessary to make an informed investment decision.
(ac)The Seller understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the GIPR Preferred Stock and the issuance of the Underlying Shares (if any) to Modiv, or made any findings or determination as to the fairness of this investment.
(ad)The Seller is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by OFAC or in any Executive Order issued by the President of the United States and administered by OFAC, or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The Seller agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Seller is permitted to do so under applicable law. The Seller represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), and that the Seller maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act.

(ae)Except as expressly set forth in Section 5.7 of this Agreement, no broker or finder is entitled to any brokerage or finder’s fee or commission from the Seller solely in connection with the transactions contemplated by the Agreement.
(af)At all times prior to the Closing Date, the Seller has no binding commitment to dispose of, or otherwise transfer (directly or indirectly), any of the GIPR Preferred Stock comprising the Share Consideration or the Underlying Shares (if any).
For purposes of this Agreement and any Closing Documents, whenever the phrases “to the best of Seller’s knowledge”, or the “knowledge” of Seller or words of similar import are used, they shall be deemed to refer to the current, actual, conscious knowledge only, and not any implied, imputed or constructive knowledge of Ray Pacini, the Chief Financial Officer of Modiv, Inc., the general partner of the sole member of each Selling Entity (the “Seller Knowledge Party”), who Seller represents has sufficient knowledge about the Properties in connection with the making of the foregoing representations. Notwithstanding the foregoing, the Seller Knowledge Party shall have no duty to inquire about such knowledge matters. Such individual(s) will have no personal liability under this Agreement or otherwise with respect to the Property.
Section 1.2Representations and Warranties of Buyer. Buyer makes the following representations and warranties to Seller as of the Effective Date and (except as may be disclosed in writing to Seller after the Effective Date) again as of the Closing Date (provided that, with respect to such representations and warranties “Buyer” refers to each of the Buyers unless the context clearly indicates that the representation or warranty is applicable to a specific Buyer):
(a)Buyer is duly organized and validly existing and in good standing under the laws of its state of formation and, to the extent legally required to do so, Buyer (or its Permitted Assignee) is or will prior to Closing be duly qualified to transact business in each State in which any Site being acquired by such Person is located; and, subject to the Ownership Waiver, the execution, delivery and performance of this Agreement and all Closing Documents to be executed and delivered by Buyer pursuant to this Agreement are within the organizational power of Buyer and have been, or will prior to Closing be, duly authorized by the board of directors of GIPR and no other corporate action on the part of Buyer is necessary to authorize the execution and delivery by Buyer of this Agreement and the payment of the Closing Cash Consideration and the Share Consideration at Closing. The copies of the GIPR organizational documents (e.g., the Articles of Amendment and Restatement, as amended, and Bylaws of GIPR and the Amended and Restated Agreement of Limited Partnership of Generation Income Properties, L.P., as amended), included in the GIPR SEC documents are true, complete and correct and have not been amended, modified or rescinded, and each of which is in full force and effect.
(b)Buyer has not filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Buyer’s creditors or suffered the appointment of a receiver to take possession of any of Buyer’s property. Buyer has not made a general assignment for the benefit of creditors or admitted in writing its inability to pay its debts as they generally come due or made an offer of settlement, extension or composition to its creditors generally.
(c)There are no actions or proceedings pending or, to Buyer’s knowledge, threatened against Buyer that Buyer reasonably expects would affect the validity or enforceability of this Agreement or any of the Closing Documents to be executed and delivered by Buyer pursuant to this Agreement. Subject to the Ownership Waiver, the execution, delivery and performance of this Agreement and the Closing Documents by Buyer and the consummation of the transaction contemplated by this Agreement by Buyer will not: (a) conflict with or result in a breach of any terms, conditions or provisions of the organizational documents governing Buyer; (b) result in a breach or acceleration of or constitute a default or event of termination (with or without the giving of notice, the passage of time or otherwise) under the provisions of any agreement or instrument by which Buyer is bound; (c) require the consent or approval of any third party, including any governmental authority (other than any such consents or approvals that have been obtained) except (i) the filing with the SEC of such reports under, and other compliance with the Exchange Act and the Securities Act or any state securities laws as may be required in connection with this Agreement and the transactions contemplated thereby, (ii) the filing of the Articles Supplementary with the Maryland SDAT, (iii) such filings as may be required in connection with state and local transfer taxes, (iv)  such filings as may be required under the rules and regulations of the Nasdaq Capital Market in connection with this Agreement and the transactions contemplated hereby and (v) for any such filings and approvals which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer and its Affiliates taken as a whole, or (d) result in a violation or breach of any Laws applicable to any Buyer or by which Seller or any Site is bound.
(d)Intentionally Omitted.
(e)Buyer (i) is an experienced and knowledgeable purchaser of real property, (ii) is represented by competent counsel, and (iii) understands and accepts the terms and provisions of this Agreement, including without limitation all releases, waivers, limitations, and assumptions of risk and liability set forth in this Agreement.
(f)The Share Consideration, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement and the Articles Supplementary, as the case may be, and subject to the Ownership Waiver, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the GIPR Charter, applicable state and federal securities laws and liens or encumbrances created by or imposed by Seller or its assigns. Assuming the accuracy of the Seller’s representations and warranties set forth in Section 4.1, the Share Consideration will be issued to Modiv in compliance with all applicable federal and state securities laws, and the rules and regulations of The Nasdaq Capital Market. The GIPR Common Stock issuable upon redemption of the Share Consideration has been duly reserved for issuance, and upon issuance in accordance with the terms of the Articles Supplementary, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the GIPR Charter, applicable federal and state securities laws and liens or encumbrances created by or imposed by Seller or its assigns. Assuming the accuracy of the Seller’s representations and warranties set forth in Section 4.1, any GIPR Common Stock issuable upon redemption of the Share Consideration will be issued to Modiv in compliance with all applicable federal and state securities laws, and the rules and regulations of The Nasdaq Capital Market.
(g)As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), all forms, documents, certifications, statements, schedules, reports (including the financial statements referenced in Section 4.2(j)) filed with the SEC since January 1, 2022, including any amendments thereto (the “GIPR SEC Documents”), (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, or with respect to GIPR SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.
(h)None of the GIPR SEC Documents is, to Buyer or GIPR’s knowledge, the subject of ongoing SEC review or threatened review, and GIPR does not have any outstanding and unresolved comments from the SEC with respect to any GIPR SEC Documents. None of the GIPR SEC Documents is the subject of any confidential treatment request by GIPR.

(i)GIPR has made available to Seller complete and correct copies of all non-public written correspondence between the SEC, on the one hand, and GIPR, on the other hand, since January 1, 2022. No GIPR subsidiary is separately subject to the periodic reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.
(j)At all applicable times, GIPR has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.
(k)The consolidated audited and unaudited financial statements of GIPR and GIPR’s subsidiaries included, or incorporated by reference, in the GIPR SEC Documents, including the related notes and schedules, (i) complied as to form as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act, (ii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act, which such adjustments are not, individually or in the aggregate, material to GIPR) and (iii) fairly present in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material, individually or in the aggregate), the consolidated financial position of GIPR and GIPR’s subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of operations and comprehensive (loss) income, stockholders’ equity and cash flows of GIPR and GIPR’s subsidiaries for the periods presented therein.
(l)GIPR has established and maintains and evaluates “disclosure controls and procedures” (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act) and “internal control over financial reporting” (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to GIPR and its subsidiaries, is made known to GIPR’s Chief Executive Officer and its Chief Financial Officer by others within those entities, and such disclosure controls and procedures are effective to perform the functions for which they were established. GIPR has disclosed to GIPR’s auditors and audit committee, based on the most recent evaluation by its chief executive officer and its chief financial officer prior to the date of this Agreement, (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect GIPR’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.
(m)Neither GIPR nor any of its subsidiaries has any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), required to be disclosed in the GIPR SEC Documents, not described in the GIPR SEC Documents (excluding the exhibits thereto).
(n)Neither GIPR nor any GIPR subsidiary is required to be registered as an investment company under the Investment Company Act of 1940.
(o)GIPR and GIPR’s subsidiaries (and, to the knowledge of GIPR, any of their respective officers and directors) have not violated or are in violation of the U.S. Foreign Corrupt Practices Act of 1977 as amended, the U.K. Bribery Act 2010, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offense under any other applicable anti-bribery or anti-corruption laws. Neither GIPR nor any GIPR subsidiary nor, to the knowledge of Buyer, any director, officer or representative of GIPR or any GIPR subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made or taken any action in furtherance of any direct or indirect unlawful payment, promise to pay or authorization or approval of the payment or giving of money, property or gifts of anything of value, directly or indirectly to any foreign or domestic government official or employee, and (iii) made, offered or taken an act in furtherance of any direct or indirect unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee.
(p)Commencing with GIPR’s taxable year ended on December 31, 2021, GIPR has been organized and operated in conformity with the requirements for qualification and taxation as a “real estate investment trust” under Section 856 of the Code (a “REIT”), and all applicable regulations under the Code, and its actual method of operation through the date hereof has enabled it to meet, and its ownership, organization and proposed method of operation will enable it to continue to meet, the requirements for qualification and taxation as a REIT under the Code and all applicable regulations under the Code for its taxable year ending December 31, 2021 and thereafter. GIPR intends to continue to qualify as a REIT under the Code and all applicable regulations of the Code for all subsequent years, and GIPR, after reasonable inquiry and diligence, does not know of any event that would reasonably be expected to cause GIPR to fail to qualify as a REIT at any time.
(q)Intentionally Omitted.
(r)Neither GIPR nor Buyer is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of GIPR, Buyer or any of their subsidiaries. Immediately following the Closing after giving effect to the transactions contemplated by this Agreement, GIPR, Buyer and their respective subsidiaries, taken as a whole, will be Solvent. As used herein, “Solvent” means with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person has not incurred, and does not intend to incur, debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed under this Section 4.2(r) as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that is probable to become an actual or matured liability.
(s)Any information supplied or to be supplied in writing by or on behalf of Buyer or, any of its Affiliates, for inclusion or incorporation by reference in any document filed or to be filed with the SEC by Seller or its Affiliate, at the time of such filing, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
For purposes of this Agreement and any Closing Documents, whenever the phrases “to the best of Buyer’s knowledge”, the “knowledge” of Buyer or the “actual knowledge” of Buyer or words of similar import are used, they shall be deemed to refer to the current, actual, conscious knowledge only, and not any implied, imputed or constructive knowledge of David Sobelman, the Chief Executive Officer and President of Buyer, Allison Davies, the Chief Financial Officer of Buyer, or Emily Hewland, the Director of Capital Markets of Buyer (the “Buyer Knowledge Parties”), who Buyer represents have sufficient knowledge in connection with the making of the foregoing representations. Notwithstanding the foregoing, the Buyer Knowledge Parties shall have no duty to inquire about such knowledge matters. Such individuals will have no personal liability under this Agreement or otherwise with respect to the Property.
Section 1.3OFAC and Source of Funds. Buyer and Seller each represents and warrants to the other, and to Escrow Agent, and (solely with respect to Seller) to GIPR, that (a) such Party is not a Restricted Person; (b) such Party is not knowingly acting, directly or indirectly, for, on behalf of, or in conjunction with any Restricted Person and is not engaging in, instigating or facilitating this transaction for or on behalf of any Restricted Person; (c) such Party is not engaging in this transaction, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering; and (d) none of the funds of such Party to be utilized in this transaction have been or will be derived from any unlawful activity with the result that such Party, its funds, or the Property is subject to potential seizure, forfeiture or other such remedy or that this Agreement or the transactions hereunder are or will be in violation of any applicable laws or regulations. Notwithstanding the foregoing, neither Seller nor Buyer is making any representation or warranty under this Section 4.3 regarding any public shareholders it may have unless any such individual shareholder holds greater than five percent (5%) of such Party’s publicly-held shares. The provisions of this Section will survive the Closing (in this sole instance, without regard to the limitations contained in Section 4.5) or any earlier termination of this Agreement.
Section 1.4Intentionally Omitted.
Section 1.5 Survival of Representations and Warranties After Closing. Neither Party may make a Claim after the Closing on any of the representations or warranties made by one Party (the “Maker”) to the other Party (the “Recipient”) in this Agreement or in any Closing Document to the extent that such representations or warranties were, are, or have become inaccurate or incorrect in any material respects (whether one or more, the “Inaccuracy”) and the Recipient has, receives or obtains actual knowledge of the Inaccuracy prior to Closing, excepting acts involving fraud or intentional misrepresentation by a Maker. In furtherance of the foregoing, except for acts involving fraud or intentional misrepresentation by Seller, Buyer shall be deemed to have actual knowledge of an inaccuracy prior to Closing if such Inaccuracy is disclosed from any source, including but not limited to by or on behalf of Seller, any matter disclosed in the Diligence Materials, any Title Commitment, any disclosure made by a property manager, tenant, vendor or agent of Seller, any Survey or any third party report prepared for Buyer in connection with the transaction contemplated herein. The representations and warranties made by each Party in this Agreement or any Closing Document will survive the Closing only until the date that is twelve (12) months following the date of Closing; provided that the representations and warranties of Seller made with respect to any Lease will expire upon receipt of a Tenant Estoppel Certificate to the extent such Tenant Estoppel Certificate confirms Seller’s representations and warranties made herein with respect to any Lease (the “Expiration Date”). Notwithstanding anything to the contrary contained in this Agreement, there shall be no survival limitation, except statutory limitations, with respect to acts involving fraud or intentional misrepresentation on behalf of Seller or those express representations made by Seller in Section 4.1(a), (b), (n), (o), and (u), and the Expiration Date with respect to all such acts or express representations shall be the expiration date of the applicable statutory limitation period. Notwithstanding anything to the contrary contained in this Agreement, there shall be no survival limitation, except statutory limitations, with respect to acts involving fraud or intentional misrepresentation on behalf of Buyer or those express representations made by Buyer in Section 4.2(a), (b), (f) and (p) and the Expiration Date with respect to all such acts or express representations shall be the expiration date of the applicable statutory limitation period. Any Claims for, relating to or arising from an Inaccuracy discovered after Closing are limited in all respects to any actual damages the Recipient, as applicable, sustained as a result of the Inaccuracy; provided, that upon obtaining actual knowledge of such Inaccuracy, the Recipient shall have an obligation to mitigate any such damages that are within the reasonable control of the Recipient. In no event will Maker be liable to Recipient for any lost profits or consequential, indirect, special or punitive damages suffered by Recipient, as a result of any Inaccuracy. If an Inaccuracy is discovered after Closing and the Recipient, desires to pursue any remedy against the Maker with respect to such Inaccuracy, then the Recipient, must give the Maker a Claim Notice detailing the Inaccuracy upon or prior to the applicable Expiration Date. Any Claims that a Recipient might otherwise have or have had against a Maker with respect to any Inaccuracy, whether such Inaccuracy or such Claims are known or unknown, will not be valid or effective if a Claim Notice detailing the Inaccuracy has not been given to the Maker on or prior to the applicable Expiration Date. For the avoidance of doubt, following the applicable Expiration Date, each Party shall be deemed to be fully discharged and released (without the need for separate releases or other documentation) from any liability or obligation to the other Party (and to its other Buyer Parties or Seller Parties, as applicable), with respect to any Inaccuracy, known or unknown, not detailed in a Claim Notice delivered to a Party on or prior to the applicable Expiration Date. Further, any Claims that Recipient, may have at any time against Maker for any matter with respect to which a Claim Notice has been given to the Maker on or prior to the applicable Expiration Date may be the subject of subsequent litigation brought by the Recipient, but only if such litigation is commenced against and duly served upon the Maker on or prior to the date that is sixty (60) days following the applicable Expiration Date (the “Claim Bar Date”). For the avoidance of doubt but subject to Section 6.4, following the Claim Bar Date, the Maker shall be deemed to be fully discharged and released (without the need for separate releases or other documentation) from any liability or obligation to Recipient (and to its other Buyer Parties or Seller Parties, as applicable), with respect to any Claim, known or unknown, except for any Claim for which both (a) a Claim Notice was given by Recipient, to the Maker on or prior to the applicable Expiration Date, and (b) litigation upon the Claim has been commenced by Recipient, and duly served upon Seller prior to or upon the applicable Claim Bar Date. This Section (and Section 4.4 above) collectively provide the sole remedies of Recipient with respect to any Inaccuracy and Recipient expressly waives any other rights or remedies such Recipient, might otherwise have at law or in equity with respect to any Inaccuracy in any representation or warranty of the Maker. The provisions of this Section will survive the Closing or any earlier termination of this Agreement.
ARTICLE 5
CLOSING, DELIVERIES AND PRORATIONS
Section 1.1Closing. The Closing and the delivery of all items to be delivered by the Parties at the Closing will be performed through an escrow closing conducted by Escrow Agent on the Closing Date. Except as may otherwise be expressly provided in this Agreement, the Closing Date may not be accelerated or extended without the prior written approval of both Seller and Buyer.
Section 1.2Estoppel Certificate. As of the Effective Date, Buyer has obtained and approved from each Tenant an estoppel certificate (each such estoppel certificate, an “Estoppel Certificate” and collectively, the “Estoppel Certificates”).
Section 1.3Closing Documents.
(a)On or before the Closing Date for a Site, Seller will deposit the following into escrow with respect to such Site (as applicable), with all documents having been duly executed and, if to be recorded, acknowledged by Seller:
(i)a Special Warranty Deed (or the state-specific counterpart thereof) in the form attached to this Agreement as Exhibit B (the “Deed”) executed by the applicable Selling Entity, with Buyer or the applicable designee, if applicable, as grantee;

(ii)an Assignment and Assumption of Lease in the form attached to this Agreement as Exhibit C executed by the applicable Selling Entity, with Buyer or the applicable designee, if applicable, as the counterparty (the “Assignment of Leases”);
(iii)a Bill of Sale and Assignment of Intangible Property in the form attached to this Agreement as Exhibit D executed by the applicable Selling Entity, with Buyer or the applicable designee, if applicable, as the counterparty (the “General Assignment”);
(iv)if applicable, an Assignment and Assumption of Contracts in the form attached to this Agreement as Exhibit E executed by the applicable Selling Entity, with Buyer or the applicable designee, if applicable, as the counterparty (the “Assignment of Contracts”);
(v)such disclosures, filings (including any transfer tax filings and related documentation) and reports (including Tax reporting and withholding certificates) as are required of Seller by applicable state and local law in connection with the conveyance of the applicable Site;
(vi)a form notice to be given to the applicable Tenants stating that the Site has been sold to Buyer and that, after the Closing, all rents should be paid to or as directed by Buyer or the applicable designee, if applicable;
(vii)a confirmation pursuant to Section 1445(b)(2) of the Code that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code;
(viii)an Owner’s Affidavit;;
(ix)Seller’s counterpart signature to the closing statement prepared by Escrow Agent which shall include the applicable prorations and adjustments calculated in accordance with the terms of this Agreement (the “Closing Statement”);
(x)resolutions, certificates of good standing and such other organizational documents as the Title Company may reasonably require to evidence such Seller’s authority to consummate the transactions contemplated hereby;
(xi)Tenant files in Seller’s possession (which files may, if not readily deliverable to Buyer as of the Closing Date, be delivered to Buyer within a reasonable time following the Closing Date);
(xii)the Registration Rights Agreement, duly executed by an authorized officer of Modiv;
(xiii)a duly executed certificate of representations for purposes of the Ownership Waiver in a form substantially similar to the form attached hereto as Exhibit L (the “Ownership Waiver Certificate”); and
(xiv)such other documents as may be specifically required under this Agreement, and such other customary documents as are necessary and appropriate to effect the Closing and are reasonably acceptable to Seller.
(b)On or before the Closing Date, Buyer will deposit the following into escrow with respect to each Site, with all documents having been duly executed and, if to be recorded, acknowledged by Buyer:

(i)the Purchase Price, as adjusted and reflected in the closing settlement statement agreed upon by Buyer and Seller;
(ii)counterparts of the Assignment of Leases, the General Assignment, and the Assignment of Contracts (if any);
(iii)such disclosures, filings (including any transfer tax filings and related documentation) and reports (including Tax reporting and withholding certificates) as are required of Buyer by applicable state and local law in connection with the conveyance of the applicable Site;
(iv)an opinion of Foley & Lardner LLP, tax counsel to GIPR, in substantially the form attached hereto as Exhibit I to the effect that GIPR has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and GIPR’s actual method of operation through the date of this Agreement has enabled it to meet, and its proposed method of operation will enable it to continue to meet, the requirements for qualification and taxation as a REIT under the Code and all applicable regulations under the Code for its taxable year ending December 31, 2021 and thereafter, which opinion shall be based upon a customary representation letter and shall be subject to customary assumptions, limitations and qualifications;
(v)a certified copy of a resolution of the board of directors of GIPR signed by the chief executive officer of GIPR (i) exempting Modiv or its assigns from the Aggregate Share Ownership Limit (as defined in Section 4.05(b)(vii) of the GIPR Charter) and establishing Modiv or its assigns as an Excepted Holder (as defined in Section 4.05(a)(vi) of the GIPR Charter) for the full amount of the Share Consideration in a form reasonably acceptable to Seller (the “Ownership Waiver”) and (ii) approving this Agreement, the Articles Supplementary, the filing of the Articles Supplementary with the SDAT and the authorization and issuance of the Share Consideration and the authorization and reservation of the Underlying Shares;
(vi)the Registration Rights Agreement, duly executed by an authorized officer of GIPR; and
(vii)such other documents as may be specifically required under this Agreement, and such other customary documents as are necessary and appropriate to effect the Closing and are reasonably acceptable to Buyer.
(c)The Parties agree that the form documents attached as exhibits to this Agreement are acceptable to accomplish the conveyances contemplated by this Agreement. The acceptance by Buyer of a Deed to a Site (and the other Closing Documents applicable to such Site required to be delivered by Seller) at the Closing of such Site shall be deemed to be a full performance and discharge of every obligation on the part of Seller to be performed under this Agreement with respect to such Site, other than those that are specifically stated in this Agreement to survive the Closing. The Parties may agree, each in their reasonable discretion, to utilize “blanket” documents applicable to multiple Sites for certain of the Closing Documents other than the Deeds.
Section 1.4Prorations. All normal and customarily proratable items of income and expense relating to the Property will be adjusted between Seller and Buyer for each Site, on a Site-by-Site basis, for the Closing as provided below. Closing Date prorations will be made as of 12:01 A.M. local time on the day of the Closing as if Buyer was the owner of the Site for the entire Closing Date.

(a)Collected base rents, additional rent and any separate amounts for Real Estate Taxes, common area maintenance charges, insurance, and other expenses related to the Site paid by the Tenants to Seller under the Leases (collectively, “Rents”) for the month of Closing will be prorated as of the Closing Date on the basis of the actual number of days of the month (or other applicable time period) which shall have elapsed as of the Closing Date. Buyer shall receive all collected Rent attributable to dates from and after the Closing Date. Seller shall receive all collected Rent attributable to dates prior to the Closing Date.
(b)All Leasing Costs shall be prorated as provided for in Section 3.6.
(c)Real Estate Taxes for such site that first become delinquent (and thus are customarily paid) in the Closing Year (the “Closing Year Taxes”) will be prorated by the Parties at Closing, with due adjustment being made for any portion of the Closing Year Taxes that is paid or payable to the taxing authority(ies) either (i) directly by the applicable Tenant; (ii) by the Landlord but is collected from (or reimbursed by) the applicable Tenant in lump sums that correlate directly to the payment amounts; (iii) by the Landlord but is collected from (or reimbursed by) the applicable Tenant through monthly estimated tax impound payments collected by the Landlord; (iv) by the Landlord but is not separately reimbursed or impounded by the applicable Tenant because the Lease for such Tenant is a “gross lease;” or (v) by the Landlord but relates to leasable space at the Property that as of the Closing Date is not subject to a Lease. Notwithstanding the foregoing, if, on or after the Effective Date, a Site or any portion thereof shall be or shall have become affected by any special assessment for public improvements for work completed prior to the Effective Date, Seller shall pay at the Closing all unpaid installments currently due and payable.
(d)At Closing, Seller shall provide to Buyer a schedule of all past due rents and other fees owed to Seller by any Tenant (including but not limited to any CAM Expenses (as hereinafter defined), tax payments, insurance payments, or late fees) (the “Past Due Rents”) and Buyer shall purchase the Past Due Rents from Seller at Closing.
(e)Except as set forth in Section 5.4(d), all other items of common area maintenance charges, insurance, or other expenses related to each Site for the Closing Year (“CAM Expenses”), including but not limited to any utility charges, maintenance charges, and charges under any Contracts, Related Agreements or Permitted Exceptions, will be prorated by the Parties at Closing, with due adjustment being made for any portion of the CAM Expenses that is paid or payable either (i) directly by the applicable Tenant; (ii) by the Landlord but is collected from (or reimbursed by) the applicable Tenant in lump sums that correlate directly to the payment amounts; (iii) by the Landlord but is collected from (or reimbursed by) the applicable Tenant through monthly estimated impound payments collected by the Landlord; (iv) by the Landlord but is not separately reimbursed or impounded by the applicable Tenant because the Lease for such Tenant is a “gross lease;” or (v) by the Landlord but relates to leasable space at the Property that as of the Closing Date is not subject to a Lease. For any utilities that are in the name of Seller, Buyer and Seller will cooperate to arrange for final utility readings as close to the Closing Date as possible and the issuance of a final bill to Seller, with Buyer being designated the billing party in lieu of Seller from and after the Closing Date. Seller will be entitled to receive and retain any deposits of Seller held by utility companies with respect to the Property.
(f)Except to the extent considered Leasing Costs, in which case such costs shall be prorated between Buyer and Seller as set forth in Section 3.6, Seller will pay the costs of all capital improvement work related to a Site that are or become due and payable prior to the Closing Date, except as agreed differently in writing (email being sufficient) between Buyer and Seller with respect to work in progress capital improvements. Buyer will assume such capital improvement work obligations pursuant to Section 3.11 above, and Seller will have no further responsibility for such costs. The provisions of this Section shall survive the Closing.

(g)Each of Seller and Buyer acknowledge and agree that none of the insurance policies, fidelity bonds and other insurance contracts maintained by Seller in respect of the Property (the “Seller Insurance Policies”) shall be assigned to Buyer, and Buyer shall be responsible for arranging for its own insurance for the Property as of the Closing Date. Accordingly, no proration or adjustment shall be made between Seller and Buyer with respect to the Seller Insurance Policies.
(h)To the extent not addressed by Section 5.4(e), charges under Contracts assigned at Closing, Related Agreements assigned at Closing, Permitted Exceptions, and all other costs and expenses incurred in connection with the ownership and operation of the Property that are customarily prorated shall be prorated as of the Closing Date, with Seller paying all such expenses accruing with respect to any time period prior to the Closing Date and Buyer paying all such operating expenses accruing with respect to any time period after the Closing Date.
(i)No later than three (3) Business Days prior to the Closing Date, the Parties shall jointly prepare a proration schedule setting forth the prorations to be made at such Closing pursuant to this Section 5.4, which proration schedule shall be reflected on the Closing Statement.
(j)If for any reason sufficient information is not available for a Site at Closing to allow Seller to provide the proration amounts contemplated in this Section 5.4 or if the proration schedule is otherwise inaccurate or incomplete, Seller or Buyer (as applicable) will provide appropriate reconciliations (and reasonable supporting information) to the other Party within one hundred eighty (180) days after the Closing Date; and unless the other Party reasonably objects thereto within (30) days of their receipt, thereupon Seller will pay to Buyer any amounts due Buyer, and Buyer will pay to Seller any amounts due Seller, as may be indicated by such supplemental reconciliations (net of any amounts that may have been estimated or determined by Seller and Buyer and paid or credited for such purposes at the Closing between such Parties). To the extent there is any dispute between the Parties with respect to such reconciliations, the Parties will work in good faith to resolve such dispute and if the Parties cannot agree on the reconciliation within twenty (20) Business Days after receipt of an objection notice, then the Parties shall attempt to resolve such dispute through mediation. Unless expressly otherwise agreed by the Parties, the reconciliation credits or payments made between Buyer and Seller as provided in this Section 5.4 will be final as between the Parties. Seller will be responsible for preparing and providing any final full-year reconciliations of Real Estate Taxes and CAM Expenses pertaining to calendar year 2022 and Buyer will be responsible for preparing and providing any final full-year reconciliations of Real Estate Taxes and CAM Expenses pertaining to calendar year 2023 that may be required to be provided to any Tenant pursuant to its Lease and for settling any adjustments required with each such Tenant as a result of such reconciliations (provided, that Buyer may utilize the reconciliations and supporting information received from Seller for such purpose), and thereupon Seller will pay to Buyer any amounts due Buyer, and Buyer will pay to Seller any amounts due Seller, as may be indicated by such supplemental reconciliations.
(k)If any Tenant pays percentage rent under its Lease, Buyer will remit to Seller, within thirty (30) days of receipt from such Tenant, Seller’s proportionate share of any percentage rental paid by such Tenant under its Lease with respect to the “lease year” or other applicable fiscal period under such Lease in which Closing occurs (such applicable fiscal period being the “Payment Period”), which proportionate share due to Seller will be determined based on the number of days (excluding the Closing Date) Seller owned the related Site during such Payment Period compared to the number of days (including the Closing Date) Buyer owned the related Site during such Payment Period.

(l)Seller will supply the relevant information to Buyer not later than five (5) Business Days prior to Closing for, and the Parties will cooperate in the calculation, review and finalization of, the adjustments and prorations contemplated by this Section for the Closing. The Purchase Price amounts, prorations, closing costs, and any other credits and adjustments will be reflected on a closing settlement statement prepared by Escrow Agent and executed by Buyer and Seller for the Closing on an aggregate basis and, if desired by either Party, with Site-specific information included therewith. If a net amount is owed by Seller to Buyer at Closing for the adjustments and prorations contemplated by this Section, such amount will be credited against the Purchase Price being paid at Closing. If a net amount is owed by Buyer to Seller at Closing for the adjustments and prorations contemplated by this Section, such amount will be paid to Seller together with the Purchase Price at Closing.
(m)Unless a payment of Rents (other than base rent) is otherwise expressly captioned or directed by the paying Tenant, any Rents received by either Party from a Tenant following the Closing on such Tenant’s Site will be applied (i) first, between the Parties, to any Rents due from such Tenant for the month of Closing, but only to the extent received during the month in which the Closing occurs, (ii) next, to Buyer, to any delinquent Rents and Rents then due or to become due within the month in which received from such Tenant for periods following the month of Closing, and (iii) finally, to Seller, to any delinquent Rents due from such Tenant for periods prior to Closing, in each case in inverse order of maturity. From and after Closing, Buyer will use commercially reasonable and good faith efforts on Seller’s behalf for a period of not less than twelve (12) months following the Closing Date to collect and remit to Seller any delinquent Rents owed to Seller from a Tenant, provided that Buyer will have no obligation to institute any litigation against or evict any Tenant in connection with such efforts. If after Closing either Party receives any Rents or other amounts that properly belong to the other Party based upon the Closing prorations or the provisions of this Section 5.4, such amounts will be promptly remitted by the receiving Party to such other Party (net of reasonable and actual costs of collection).
(n)If there are any items, matters, payments, or other obligations owed to Seller by a Tenant or third party that would not customarily be conveyed by a seller to a buyer in a sale transaction of this nature (“Excluded Seller Receivable Items”), such Excluded Seller Receivable Items will be retained by Seller and not conveyed (either in whole or in part) to Buyer together with the related Site pursuant to this Agreement. Any such Excluded Seller Receivable Items that are known by Seller as of the Effective Date will be set forth on Schedule D attached to this Agreement. In addition, if there is any capitalized expense incurred by Seller with respect to a Site that is being amortized and reimbursed by the Tenant over a number of years, then to the extent such expense will not be fully reimbursed by the Tenant as of the Closing Date (such unreimbursed amount being an “Unreimbursed Capital Expense Amount”), such Unreimbursed Capital Expense Amount will be paid by Buyer to Seller at Closing, and Buyer will thereafter have the sole right to collect and receive all remaining reimbursement payments from the applicable Tenant. Any such Unreimbursed Capital Expense Amounts that are known by Seller as of the Effective Date will be set forth on Schedule E attached to this Agreement. The inadvertent exclusion of any matter that should properly have been listed on Schedule D or Schedule E, particularly any such matter of which the Parties do not have actual knowledge when this Agreement is executed, shall not be deemed dispositive that such matter was not intended to be treated as an Excluded Seller Receivable Item or an Unreimbursed Capital Expense Amount.
(o)The provisions of this Section 5.4 that by their terms are to occur after a Closing will survive the Closing.
Section 1.5 Legends. GIPR shall be entitled to place the following legends on the book entries and/or certificates evidencing any shares of the GIPR Preferred Stock comprising the Share Consideration to be received by Modiv pursuant to the transactions contemplated by this Agreement and to issue appropriate stop transfer instructions to the transfer agent for the GIPR Preferred Stock:
(i)“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN EXEMPTION PROVIDING THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”
(ii)“THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY, ARE ISSUED AND SHALL BE HELD SUBJECT TO ALL OF THE PROVISIONS OF THE ARTICLES OF INCORPORATION, AS AMENDED, OF THE CORPORATION (“CHARTER”) AND THE BYLAWS OF THE CORPORATION AND ANY AMENDMENTS THERETO, INCLUDING CERTAIN RESTRICTIONS ON BENEFICIAL OWNERSHIP AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE, AMONG OTHERS, OF THE CORPORATION'S MAINTENANCE OF ITS QUALIFICATION AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE. SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE CORPORATION'S CHARTER, (I) NO PERSON MAY BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF THE CORPORATION'S COMMON STOCK IN EXCESS OF 9.8 PERCENT (IN VALUE OR NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE CORPORATION UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (II) NO PERSON MAY BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK OF THE CORPORATION IN EXCESS OF 9.8 PERCENT (IN VALUE) OF THE TOTAL OUTSTANDING SHARES OF CAPITAL STOCK OF THE CORPORATION, UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (III) NO PERSON MAY BENEFICIALLY OWN OR CONSTRUCTIVELY OWN CAPITAL STOCK THAT WOULD RESULT IN THE CORPORATION BEING "CLOSELY HELD" UNDER SECTION 856(H) OF THE CODE OR OTHERWISE CAUSE THE CORPORATION TO FAIL TO QUALIFY AS A REIT; AND (IV) NO PERSON MAY TRANSFER SHARES OF CAPITAL STOCK IF SUCH TRANSFER WOULD RESULT IN THE CAPITAL STOCK OF THE CORPORATION BEING OWNED BY FEWER THAN 100 PERSONS. ANY PERSON WHO BENEFICIALLY OWNS OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK WHICH CAUSES OR WILL CAUSE A PERSON TO BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK IN EXCESS OR IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION. IF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP PROVIDED IN (I), (II) OR (III) ABOVE ARE VIOLATED, THE SHARES OF CAPITAL STOCK IN EXCESS OR IN VIOLATION OF THE ABOVE LIMITATIONS WILL BE AUTOMATICALLY TRANSFERRED TO A TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, THE CORPORATION MAY REDEEM SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF DIRECTORS IN ITS SOLE DISCRETION IF THE BOARD OF DIRECTORS DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER

EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. FURTHERMORE, IF THE OWNERSHIP RESTRICTION PROVIDED IN (IV) ABOVE WOULD BE VIOLATED OR UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL CAPITALIZED TERMS IN THIS LEGEND HAVE THE MEANINGS DEFINED IN THE CHARTER OF THE CORPORATION, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF CAPITAL STOCK OF THE CORPORATION ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.”
(iii)Any legend required by the securities laws of any state to the extent such laws are applicable to the Share Consideration represented by the certificate, instrument, or book entry so legended.
Once the registration statement relating to the registration of the GIPR Preferred Stock comprising the Share Consideration for resale is declared effective by the SEC pursuant to the terms of the Registration Rights Agreement, or, in the opinion of securities counsel to GIPR, the GIPR Preferred Stock may be sold pursuant to Rule 144 under the Securities Act without volume or manner-of-sale restrictions and without the requirement for GIPR to be in compliance with the current public information requirements pursuant to Rule 144, GIPR agrees to cooperate with Seller, Seller’s counsel and any permitted transferee to remove the restrictive legends relating to the GIPR Preferred Stock, including but not limited to providing any legal opinion that may be required by the transfer agent for the GIPR Preferred Stock.
Section 1.6Closing Costs. At Closing, Seller will pay (a) the costs of releasing all liens and other encumbrances that are required by this Agreement to be released by Seller and of recording such releases; (b) one-half of the fees and costs due Escrow Agent for its sale escrow services under this Agreement; (c) one half of any state, county and local documentary, franchise or transfer taxes assessed on the conveyance by Seller to Buyer of the respective Site based the amount of the Allocated Purchase Price for such Site; (d) intentionally omitted; (e) its own legal fees and fees for advisory services in connection herewith; (f) all costs of ordering the title insurance commitments and the premium for the Title Policies, excluding extended coverage and a GAP endorsement; (g) the cost of recording the Deeds and any other Closing Documents to the extent such costs are customarily paid by sellers in the applicable jurisdiction in which such Site is located and (h) all other costs this Agreement expressly requires Seller to pay. At Closing, Buyer will pay (i) costs of title endorsements to the Title Policies, lender policies or other coverage requested by Buyer (except as set forth in clause (f) above); (ii) one half of any state, county and local documentary, franchise or transfer taxes assessed on the conveyance by Seller to Buyer of the respective Site based on the amount of the Allocated Purchase Price for such Site; (iii) the cost of any new or updated Survey obtained by Buyer; (iv) the cost of recording the Deeds and any other Closing Documents to the extent such costs are customarily paid by buyers in the applicable jurisdiction in which such Site is located; (v) one-half of the fees and costs due Escrow Agent for its sale escrow services under this Agreement; (vi) the cost of any extended title insurance coverage and endorsements and (vii) all other costs this Agreement expressly requires Buyer to pay. Except as otherwise expressly provided for in this Agreement, Seller and Buyer will each be solely responsible for and bear all of their own respective transaction costs and expenses, including without limitation all expenses of legal counsel, accountants, and other advisors and consultants incurred at any time in connection with pursuing or consummating the transactions contemplated by this Agreement. Any other closing costs and charges not specifically designated as the responsibility of either Party in this Agreement will be paid by the Parties with respect to each Site according to the usual and customary allocation/apportionment of such costs by Escrow Agent in the jurisdiction in which such Site is located. Buyer and Seller agree that there is little or no Personal Property included within the Property and no portion of the Purchase Price for any Site will be allocated or attributable to Personal Property.
Section 1.7Brokers. Except for Robert W. Baird & Co. as financial advisor to Buyer (whose fee will be paid solely by Buyer), Buyer and Seller each state and confirm to the other that no broker, finder or comparable Person was utilized in arranging or bringing about this transaction and that there are no claims or rights for brokerage fees, commissions, finders’ fees, or comparable fees or compensation due to any other Person in connection with the transactions contemplated by this Agreement. If any other Person asserts a claim for a commission, fee or other compensation based upon any contact, dealings or communication with Buyer or Seller, then the Party through whom such Person makes its claim will indemnify, defend and hold harmless the other Party from such claim and any and all costs, damages, liabilities or expenses (including without limitation, reasonable attorneys’ fees and disbursements) incurred by the other Party in connection with such claim. This Section 5.7 is intended only to set forth the agreements of the Parties and in no event shall any broker or financial advisor be deemed to be a third-party beneficiary of, or have any rights or obligations under, this Agreement. The provisions of this Section will survive the Closing or any earlier termination of this Agreement.
Section 1.8Bulk Sales Laws. The Parties acknowledge their belief that so-called “bulk sales laws”, other sales tax statutes or similar Laws that impose successor liability upon the grantee of real property as to which a prior owner failed to pay income, franchise, sales, gross, receipts or similar taxes should generally not be applicable to the transactions contemplated under this Agreement, except with respect to Sites located in the Commonwealth of Pennsylvania. Notwithstanding the foregoing, if any such “bulk sales laws,” other sales tax statutes or similar Laws are asserted by a Governmental Authority to be applicable to the purchase and sale of any Sites that are subject to the jurisdiction of such Governmental Authority (including, for the avoidance of doubt, Sites located in Pennsylvania), Seller shall indemnify, defend and hold Buyer harmless from and against any Claim relating to the Parties’ alleged failure to comply with such “bulk sales laws” or similar Laws, and if any taxes, interest or penalties are assessed against or imposed upon Buyer by such Governmental Authority as a result of such Governmental Authority’s final determination that the Parties failed to comply with such applicable “bulk sales laws” or similar Laws, then Seller will, within thirty (30) days of receiving a demand therefor from Buyer accompanied by reasonable supporting documentation, pay and indemnify and hold harmless Buyer from and against the assessment or imposition of such taxes, interest or penalties upon Buyer. The provisions of this Section will survive the Closing.
Section 1.9Intentionally Omitted.
Section 1.10Intentionally Omitted.
ARTICLE 6
DEFAULT; REMEDIES
Section 1.1Intentionally Omitted.
Section 1.2Intentionally Omitted.
Section 1.3Limitations on Liability.
(a)In no event will either Party be liable to the other Party for any lost profits or consequential, indirect, special or punitive damages suffered by a Party as a result of any failure, breach or default, either before or after Closing, by the other Party under this Agreement or any of the Closing Documents, and each Party expressly waives any right to recover any lost profits or consequential, indirect, special or punitive damages caused to such Party by the other Party.
(b)Notwithstanding anything to the contrary set forth in this Agreement or any of the Closing Documents, (i) neither Party will have any liability whatsoever with respect to any Claims suffered or incurred by, asserted or assessed against, or imposed upon the other Party under or with respect to this Agreement, the Property, or any Closing Document, except to the extent (and only to the extent) that such Claims exceed $50,000.00 (the “Threshold Amount”) and (ii) in no event will the total aggregate liability of either Buyer or any Buyer Parties or Seller or any Seller Parties for any or all Claims with respect to the entirety of the Property and the transactions contemplated by this Agreement and the Closing Documents exceed two percent (2%) of the Purchase Price (the “Maximum Amount”). Neither Party shall make any Claims or deliver any Claim Notice unless such Party in good faith believes the Claims would exceed the Threshold Amount, and neither Party shall seek or receive for such Claims any remedies or awards that individually or in the aggregate would exceed the Maximum Amount.
Section 1.4Survival. The terms, provisions and limitations of this Article 6 will survive Closing or any earlier termination of this Agreement.
ARTICLE 7
MISCELLANEOUS
Section 1.1Notices. Any notices required or permitted to be given under this Agreement must be given in writing and delivered to the recipient’s notice address as provided in this Agreement either (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by a commercial overnight courier that guarantees next Business Day delivery and provides a delivery confirmation to the sender, or (d) by email; provided, that any emailed notice purporting to either terminate this Agreement or provide notice of an asserted failure, breach or default by the other Party must be followed by a hard copy thereof given within two (2) Business Days after and that is delivered in accordance with one of the preceding subsections (a)-(c), unless receipt of such hard copy is expressly waived by a reply email from the recipient Party in response to such notice email. The notice addresses for the Parties are as set forth in the Summary of Terms. Either Party may specify a different or additional domestic (United States) notice address for itself as such Party may from time to time desire by giving notice thereof in writing as provided above to the other Party. If sent by email, a notice shall be deemed given upon the date when such email is transmitted by the sending Party to the receiving Party’s notice address, and shall be deemed received on that same date unless such notice is transmitted by the sender after 5:00 p.m. Central Time, in which case receipt by the receiving Party shall be deemed to be upon the next Business Day. If personally delivered, a notice shall be deemed given and received upon the date of such delivery. If sent by overnight courier service, a notice shall be deemed given upon the date of deposit with such courier and deemed received upon the date of delivery or refusal of delivery at the notice address. If sent by certified mail, a notice shall be deemed given and received on the fourth Business Day after deposit into the US Mail. Notices from or signed by the legal counsel for a Party will be equally effective as a notice from such Party itself.
Section 1.2Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, contains all agreements, representations, warranties and covenants made by Buyer and Seller and constitutes the entire understanding between the Parties with respect to the purchase and sale of the Property. All Exhibits and Schedules to this Agreement are fully incorporated as a part of this Agreement. Any prior correspondence, memoranda, letters of intent, or other agreements between the Parties, including without limitation any oral or written statements made by the Seller Parties or the Buyer Parties, are not binding on or enforceable against either Party, and are entirely superseded and replaced by this Agreement; provided, however, that any prior or non-disclosure agreement, right of entry or confidentiality agreement between Seller or any Seller Party and Buyer or any Buyer Party will remain of full force and effect and will not be superseded by this Agreement.
Section 1.3Confidentiality. The parties hereby agree that all information provided to the other party in connection with this Agreement and the consummation of the transactions contemplated hereby, shall be treated in accordance with the Confidentiality Agreement. Buyer and Seller shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein. For clarity, the Parties agree that the foregoing provisions shall not limit or preclude the disclosures regarding this Agreement that are expressly permitted pursuant to Section 7.21 below.
Section 1.4Time. Time is of the essence in the performance of each of the Parties’ respective obligations under this Agreement; provided, however, that if a deadline or date for performance, or for the giving or receipt of a notice, falls on a day that is not a Business Day, such deadline or date shall be deemed extended to the next Business Day.
Section 1.5Attorneys’ Fees. In addition to the remedies provided in Article 6 above, if there is any litigation, action or other proceeding between the Parties (“Action”) to enforce any provisions or rights arising under or in connection with this Agreement or the Closing Documents, the Party that is determined to have substantially prevailed in such Action will also be entitled to an award against the substantially non-prevailing Party for all costs and expenses, including but not limited to reasonable attorneys’ fees, reasonably incurred by the prevailing Party in connection with the prosecution or defense of such Action. The provisions of this Section 7.5 will survive Closing or any earlier termination of this Agreement.
Section 1.6Merger of Obligations. Obligations and other provisions that are expressly provided in this Agreement to survive or be performed after the Closing will not merge with the transfer of legal title to the Property but will remain in effect until fulfilled or expired per their terms; all other obligations of the Parties will merge with and be extinguished upon the transfer of legal title to the Real Property to Buyer at Closing.
Section 1.7Assignment. Subject to the provisions of this Section, Buyer may, by written notice given to Seller not less than ten (10) days prior to the Closing, assign Buyer’s right to receive the conveyance of any Site or Sites under this Agreement to one or more Permitted Assignees. Buyer’s rights and obligations under this Agreement are not otherwise transferable, assignable or delegable, directly or indirectly, without the prior written consent of Seller, which consent may be given or withheld in Seller’s sole and absolute discretion. Any transfer, assignment or delegation (to a Permitted Assignee or otherwise) must be made pursuant to a written agreement meeting the requirements of this Section, which agreement will include (without limitation) provisions stating that (a) the transfer, assignment or delegation does not release, diminish or otherwise affect the obligations of the original Buyer under this Agreement, including the original Buyer’s obligations to pay the Purchase Price at Closing and to indemnify Seller and the other Seller Parties in accordance with the terms hereof, and (b) the Permitted Assignee (or other approved transferee, assignee or delegee) expressly agrees for the benefit of Seller and the Seller Parties that (i) such Person is assuming all obligations of the original Buyer under this Agreement, other than obligations relating solely to any Site(s) not being acquired by such Person (if any); and (ii) the conveyance of the Site or Sites to such Person will be subject to all of the terms, provisions, conditions and limitations set forth in this Agreement to the same extent as if such Person was the original Buyer executing this Agreement. Seller will not be obligated to assume any additional cost, liability or obligation as a result of any transfer, assignment or delegation by Buyer pursuant to this Section (other than to a de minimis extent). Any attempted transfer, assignment or delegation by Buyer in contravention of this Section will be null and void. Subject to the limitations described herein, this Agreement will inure to the benefit of and be binding upon the Parties and their respective successors and assigns.
Section 1.8Intentionally left blank.
Section 1.9Governing Law; Jurisdiction and Venue. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND, EXCEPT AS TO REAL PROPERTY MATTERS DIRECTLY RELATED TO A SINGLE INDIVIDUAL SITE AND WHICH MUST NECESSARILY BE GOVERNED BY THE LAWS OF THE STATE IN WHICH THE RESPECTIVE REAL PROPERTY OF SUCH SITE IS LOCATED (the “Property State”), WHICH MATTERS AS TO A SPECIFIC SITE WILL BE GOVERNED BY THE LAW OF THE RESPECTIVE PROPERTY STATE FOR SUCH SITE. For the purposes of any suit, action or proceeding involving this Agreement, each Party expressly submits to the jurisdiction of the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, and consents that any order, process, notice of motion or other application to or by any such court or a judge thereof may be served within or without such court’s jurisdiction by registered mail or by personal service, provided that a reasonable time for appearance is allowed, and each Party agrees that such courts will have jurisdiction over any such suit, action or proceeding commenced by any Party. Each Party irrevocably waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any federal or state court sitting in the State of Maryland and further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The foregoing provisions are not intended to establish the State of Maryland as the exclusive forum for any suit, action or proceeding involving this Agreement, but merely to establish the consent and agreement of each Party to such non-exclusive jurisdiction and venue in the event of any contest or dispute over such matters.
Section 1.10Waiver of Trial by Jury. TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW, EACH PARTY WAIVES, IRREVOCABLY AND UNCONDITIONALLY, TRIAL BY JURY IN ANY ACTION BROUGHT ON, UNDER OR BY VIRTUE OF OR RELATING IN ANY WAY TO THIS AGREEMENT, ANY OF THE CLOSING DOCUMENTS, THE PROPERTY, OR ANY CLAIMS OR ACTIONS PERTAINING TO ANY OF THE FOREGOING.

/s/ RJP	/s/ DS
Seller Initials	Buyer Initials

Section 1.11Interpretation of Agreement. The Article, Section and other headings of this Agreement are for convenience of reference only and shall not be construed to affect the meaning of any provision contained in this Agreement. Where the context so requires, (a) the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter; (b) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and (c) the words “including” and “include” and other words of similar import will be deemed to be followed by the phrase “without limitation.” All monetary amounts expressed in “dollars” or designated by a “$”, “USD” or “US$” symbol or abbreviation refer to a monetary amount payable within the United States in the current lawful, dollar-denominated official currency of the United States of America. The terms and provisions of this Agreement represent the result of negotiations by the Parties, and each Party has been represented by counsel of, and to the extent of, such Party’s own choosing, and neither Party has acted under any duress or compulsion, whether legal, economic or otherwise. Consequently, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and the Parties each waive the application of any rule of law that might otherwise be applicable that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party that prepared (or whose attorney prepared) the executed Agreement or any earlier draft of this Agreement or the provision in question.
Section 1.12Amendments; No Waiver. No modification, waiver, amendment or discharge of or under this Agreement will be valid unless contained in a writing signed by the Parties. No waiver by Seller or Buyer of a breach of any of the terms, covenants or conditions of this Agreement will be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant or condition contained in this Agreement.
Section 1.13No Recording. Neither this Agreement nor any memorandum or short form thereof may be recorded by Buyer or any Buyer Party. Any such recording of this Agreement or a memorandum or short form hereof by Buyer or any Buyer Party will constitute an immediate Buyer Default under this Agreement, and in addition to Seller’s other remedies therefor, Seller may conclusively establish the complete release and removal of such recorded document simply by recording a copy of this provision of this Agreement.
Section 1.14No Third Party Beneficiary. Except as may be expressly stated herein, the provisions of this Agreement do not and are not intended to benefit any third parties.
Section 1.15Severability. If, in any action to enforce this Agreement, any one or more of the covenants, agreements, conditions, provisions, or terms of this Agreement is, in any respect or to any extent (in whole or in part), held to be invalid, illegal or unenforceable for any reason, all remaining portions thereof that are not so held, and all other covenants, agreements, conditions, provisions, and terms of this Agreement, will not be affected by such holding, but will remain valid and in force to the fullest extent permitted by law.
Section 1.16Drafts Not an Offer. The submission of a draft of this Agreement by one Party to another is not intended by either Party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Property. The Parties will not be legally bound in any manner with respect to a purchase and sale of the Property unless and until each of Seller and Buyer have duly executed this Agreement and the Parties have delivered that fully executed Agreement to Escrow Agent.
Section 1.17Consent Standards. Unless expressly provided otherwise in this Agreement, any consent, determination, election or approval required to be obtained, or permitted to be given, by or on behalf of either Party under this Agreement will be given, withheld or made (as the case may be) by such Party in the exercise of such Party’s commercially reasonable discretion and within a commercially reasonable period of time.
Section 1.18Counterparts; Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together will constitute one and the same Agreement. Signatures to this Agreement sent by email (including “.pdf”), or delivered by other electronic means will be valid and effective to bind the Party so signing.
Section 1.19Exculpation. In no event whatsoever will any Seller Parties or Buyer Parties have any recourse with respect to this Agreement or any of the Closing Documents against, and no liability will be asserted with respect to this Agreement or any Closing Documents against, any of Seller’s or Buyer’s respective members, partners, shareholders, trustees, employees, agents, directors, officers, or other owners, principals, representatives, or Affiliates, or the respective constituents thereof (collectively, the “Exculpated Persons”), and in no event whatsoever will any of the Exculpated Persons have or be deemed to have undertaken or assumed any personal liability for any obligations entered into by Seller or Buyer, as applicable, under this Agreement or any of the Closing Documents, and regardless of whether any such Persons negotiated or executed this Agreement or any of the Closing Documents on behalf of either Seller or Buyer, as applicable.
Section 1.20Allocation of Post-Closing Liability. Subject to any obligations and liabilities that this Agreement may expressly allocate to the contrary, the Parties agree that, as between Buyer and Seller, after the Closing (a) Seller (rather than Buyer) will remain liable for obligations asserted by or owed to third parties with respect to events that occurred during, and undertakings, acts, and omissions of Seller during, Seller’s ownership or operation of such Site prior to the Closing, and (b) Buyer (rather than Seller) will be liable for obligations asserted by or owed to third parties with respect to events that occur during, and undertakings, acts or omissions of Buyer during, Buyer’s ownership or operation of such Site on and after such Closing. The Parties expressly agree that the provisions of this Section will not apply to allocate to Seller (i) any Claim asserted by or on behalf of any Tenant after Closing to the extent such Claim relates to or arises from the physical or environmental condition of or about any Site, regardless of whether such condition is determined to have existed prior to Closing, except for any physical or environmental condition that arises from or is caused by the negligence or intentional misconduct of Seller which occurred prior to the Effective Date and was unknown to Buyer; provided, however, that the term “negligence” shall not include negligence imputed as a matter of Law to Seller solely by reason of Seller’s interest in the Property or Seller’s failure to act in respect of matters which are or were the obligation of the Tenant under the Lease, or (ii) any Claim asserted by a Tenant after Closing that was not expressly asserted or reserved in the Estoppel Certificate delivered by such Tenant for the Closing pursuant to Section 5.2 above. The Parties will each promptly advise the other of any such matters asserted against one Party that such Party reasonably believes should be the responsibility of the other Party, and the non-responsible Party will reasonably cooperate with the responsible Party (at no material expense to the non-responsible Party) to promptly address any such matters that may be so asserted. The provisions of this Section are intended solely to apply between Buyer and Seller and do not and are not intended to inure to or benefit any third parties. The provisions of this Section shall survive the Closing.
Section 1.21Public Disclosures. Prior to any issuance of any securities filing, press release, investor presentation or other public statement with respect to the transactions contemplated by this Agreement or the other Party thereto, each Party will, and will cause its Affiliates and external manager to, use reasonable efforts to give a copy of the proposed Public Disclosure to the other Party for its review and comment. If no objection or comments are received from the non-disclosing Party within twenty-four (24) hours after the non-disclosing Party receives such proposed Public Disclosure for review, consent to such Public Disclosure shall be deemed given by the reviewing Party. The disclosing Party shall review and use reasonable efforts to address any comments received by the non-disclosing Party prior to making such Public Disclosure. Such public disclosure shall not disparage or make any statements that could reasonably be expected to harm the reputation or business of the Property, any Site, the operation, management or leasing of the Property or any Site, the other Party; its Affiliates or its or their respective directors, managers, officers, employees, agents and partners; provided that the foregoing shall not affect the rights or obligations of such Party to testify truthfully in any suite, action or proceeding, including truthful statements made in a dispute, suit action or proceeding arising under or in connection with this Agreement or any of the transactions contemplated hereby, or make truthful statements that are reasonably necessary to comply with applicable law. The provisions of this Section shall survive the Closing or any earlier termination of this Agreement.

Section 1.22Non-Solicitation. Buyer agrees, on behalf of itself and all Buyer Parties, that, for a period commencing on the date hereof and concluding on the first anniversary of the Closing Date, neither Buyer nor any Buyer Party shall directly or indirectly, solicit or cause to be solicited for purposes of employment, offer to hire or engage as a consultant, hire or engage as a consultant any person that is employed by Seller or any Seller Party when such person was first introduced to Buyer or any Buyer Party in connection with the transaction contemplated by this Agreement. Nothing in this Section 7.22 shall be deemed to prohibit (a) any general solicitation for employment not specifically directed at employees of Seller or any Seller Party, including but not limited to advertisements and searches conducted by a headhunter agency in which neither Buyer nor any Buyer Party pre-approved the contact list, or any hiring or employment resulting from such solicitation (b) the employment by Buyer or any Buyer Party of any person who has been terminated by Seller or any Seller Party prior to the commencement of employment discussions between Buyer or any Buyer Party and such person or (c) the employment by Buyer or any Buyer Party of any individual who initiated contact with Buyer or any Buyer Party regarding such employment. The provisions of this Section 7.22 shall survive Closing.
Section 1.23State-Specific Provisions. In order to give effect to certain provisions of state law that may be applicable to certain Sites, the provisions contained in this Section 7.23 are hereby incorporated into this Agreement and made a part hereof, but solely as regards, and solely applicable to, the Sites located in the respective State:
(a)As to Sites located in Florida:
(i)Seller hereby notifies Buyer that Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon testing may be obtained from your county health department. The foregoing notification is provided pursuant to Section 404.056(6) of the Florida Statutes.
(b)As to Sites located in Texas:
(i)The Parties acknowledge and agree that the ninety (90) day period establishing the Claim Bar Date as provided in Section 4.5 above is shorter than the time period set forth in Tex. Civ. Prac. & Rem. Code Ann. § 16.070 (Vernon 2012). To the fullest extent permitted by law, each Party relinquishes its rights under Section 16.070. In the event the ninety (90) day time period establishing the Claim Bar Date is held invalid or unenforceable by a court of competent jurisdiction, the Parties agree that: (x) the Claim Bar Date shall instead be the date that is two (2) years and one (1) day after the date of Closing; and (y) such holding shall not affect any other covenants, agreements, conditions, provisions or terms of Section 4.5 or this Agreement.
(c)As to Sites located in California:
(i)Section 1542 Waiver. As a further part of the provisions of Section 2.5, but not as a limitation thereon, Buyer hereby agrees, represents and warrants that the matters released therein are not limited to matters which are known or disclosed. In this connection and to the extent permitted by law, Buyer hereby agrees, represents and warrants that Buyer realizes and acknowledges that factual matters unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses, liabilities and expenses which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants that the waivers and releases therein have been negotiated and agreed upon in light of that realization and that, except as otherwise expressly provided in this Agreement, Buyer nevertheless hereby intends to release, discharge and acquit Seller from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses, liabilities and expenses which might in any way be included in the waivers and matters released as set forth in Sections 2.4 and 2.5 and this 7.23(c)(i) of this Agreement (the “Subject Provisions”). Buyer expressly waives any and all rights conferred upon it by the provisions of California Civil Code Section 1542, which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
The Subject Provisions are material and included as a material portion of the consideration given to Seller by Buyer in exchange for Seller's performance under this Agreement. Seller has given Buyer material concessions regarding this transaction in exchange for Buyer agreeing to the Subject Provisions. The Subject Provisions, including without limitation the release contained therein, shall survive the Closing and the delivery and recording of the Deed in perpetuity. Buyer has initialed this Section below to further indicate Buyer’s awareness and acceptance of each and every provision of the Subject Provisions. Notwithstanding the foregoing, the release provided for in this Section 7.23(c)(i) shall be effective as of the Closing only, and shall not be deemed to release Seller from (i) its actual fraud (ii) any of Seller’s covenants, representations and warranties set forth in this Agreement or in the documents and instruments delivered by Seller at the Closing which by their terms expressly survive the Closing or (iii) third party contractual claims relating solely to the period of time prior to the Closing and any claim for personal injury or property damage directly caused by Seller or any Affiliate or agent thereof arising prior to the Closing.
_________/s/ DS_______________
Buyer's Initials
(ii)Natural Hazard Disclosure. Seller may be required by California law to disclose if any of the Property lies within the following natural hazard areas or zones: (a) a special flood hazard area designated by the Federal Emergency Management Agency; (b) an area of potential flooding; (c) a very high fire hazard severity zone; (d) a wildland area that may contain substantial forest fire risks and hazards; (e) an earthquake fault or special studies zone; or (f) a seismic hazard zone. Seller shall employ Escrow Agent (or an affiliate thereof) or another third party selected by Seller (the “Natural Hazard Expert”) to examine the maps and other information specifically made available to the public by government agencies and provide a natural hazard disclosure statement prepared by the Natural Hazard Expert (the “NHD Statement”) and the report of the Natural Hazard Expert (the “NHD Report”) containing the results of its examination to Buyer in writing prior to the Closing Date and Buyer has signed and returned a copy of the NHD Statement to Seller. Buyer acknowledges and agrees that Buyer’s receipt of the NHD Statement and NHD Report as aforesaid fully and completely discharges Seller from its disclosure obligations referred to herein, and, for the purposes of this Agreement, the provisions of the Civil Code Section 1103.4 regarding the non-liability of Seller for errors and/or omissions not within its personal knowledge shall be deemed to apply, and the Natural Hazard Expert shall be deemed to be an expert dealing with matters within the scope of its expertise with respect to the examination and written report regarding the natural hazards referred to above. Buyer further acknowledges and agrees that the matters set forth in the NHD Statement or NHD Report may change on or prior to the Closing Date and that Seller has no obligation to update, modify, or supplement the NHD Statement or NHD Report.
_________/s/ DS_____________
Buyer’s Initials

(iii)Special Taxes Disclosure. Seller may be required by California law to disclose if any special Taxes, improvement bonds, assessments, or other such Taxes or assessments (collectively, “Special Taxes”) affect the Property. Seller shall employ Escrow Agent (or an affiliate thereof) or another third party selected by Seller (the “Special Tax Expert”) to prepare or obtain appropriate disclosure reports, Notice of Special Tax documents, or other documentation (the “Special Tax Disclosures”) based upon information made available to the public by government agencies regarding Special Taxes affecting the Property. Buyer acknowledges and agrees that Seller has delivered the Special Tax Disclosures to Buyer in writing prior to the Effective Date of this Agreement, and that Buyer has signed and returned a copy of each “Notice of Special Tax” to Seller. Buyer acknowledges and agrees that the Special Tax Disclosures previously delivered to Buyer as aforesaid fully and completely discharge Seller from any and all disclosure obligations relating to Special Taxes. Buyer further acknowledges and agrees that the matters set forth in the Special Tax Disclosures may change on or prior to the Closing and that Seller has no obligation to update, modify, or supplement the Special Tax Disclosures.
_________/s/ _DS____________
Buyer’s Initials

(iv)The provisions of Section 7.23(c)(iii) of this Agreement will survive the Closing and the delivery and recording of the Deed in perpetuity. Buyer has initialed these Sections above to further indicate Buyer’s awareness and acceptance of each and every provision of each such Section of this Agreement.
(v)The following provisions are added to the end of Section 6.2 above:
THE AMOUNT PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES PURSUANT TO THE FOREGOING PROVISIONS SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY IF BUYER FAILS TO CLOSE THE PURCHASE OF THE PROPERTY. THE PARTIES HERETO EXPRESSLY AGREE AND ACKNOWLEDGE THAT SELLER’S ACTUAL DAMAGES IN THE EVENT OF A DEFAULT BY BUYER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT REPRESENTS THE PARTIES’ REASONABLE ESTIMATE OF SUCH DAMAGES. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 6.2, SELLER AND BUYER AGREE THAT THIS LIQUIDATED DAMAGES PROVISION IS NOT INTENDED AND SHOULD NOT BE DEEMED OR CONSTRUED TO LIMIT IN ANY WAY BUYER’S INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT.

/s/ RJP /s/ DS
Seller’s Initials Buyer’s Initials

(d)As to Sites located in the State of Pennsylvania, Section 7.7 is hereby omitted in its entirety and replaced with the following:
Subject to the provisions of this Section, Buyer may, by written notice given to Seller not less than fifteen (15) Business Days prior to the subject Closing, assign Buyer’s right to receive the conveyance of any Site or Sites under this Agreement to one or more Permitted Assignees. Buyer’s rights and obligations under this Agreement are not otherwise transferable, assignable or delegable, directly or indirectly, without the prior written consent of Seller, which consent may be given or withheld in Seller’s sole and absolute discretion. Any transfer, assignment or delegation (to a Permitted Assignee or otherwise) must be made pursuant to a written agreement meeting the requirements of this Section, which agreement will include (without limitation) provisions stating that (a) the transfer, assignment or delegation does not release, diminish or otherwise affect the obligations of the original Buyer under this Agreement, including the original Buyer’s obligations to pay the Purchase Price at Closing and to indemnify Seller and the other Seller Parties in accordance with the terms hereof; and (b) the Permitted Assignee (or other approved transferee, assignee or delegee) expressly agrees for the benefit of Seller and the Seller Parties that (i) such Person is assuming all obligations of the original Buyer under this Agreement, other than obligations relating solely to any Site(s) not being acquired by such Person (if any); and (ii) the conveyance of the Site or Sites to such Person will be subject to all of the terms, provisions, conditions and limitations set forth in this Agreement to the same extent as if such Person was the original Buyer executing this Agreement. Notwithstanding anything contained in this Agreement to the contrary, Seller agrees that Buyer is entering into this Agreement with respect to those Sites located in the Commonwealth of Pennsylvania for the benefit of a certain to-be-named nominee (which nominee shall be an affiliate of Buyer), and that at the Closing, Buyer intends to assign to such nominee, for no additional consideration, all of its right, title and interest in this Agreement related to such Sites located in Pennsylvania and Buyer has no intent to obtain legal or equitable title to such Sites. The nominee shall be formed and disclosed to the Seller prior to Closing and will purchase the applicable Sites solely from its own funds. To the extent any transfer tax or similar tax is owed in connection with the assignment of this Agreement to such nominee, such tax shall be the sole at the sole cost and expense of Buyer. In such instance, Buyer shall have the right to partially assign this Agreement without Seller’s prior written consent. Upon such assignment of this Agreement to said nominee and the assumption by said nominee of Buyer’s obligations hereunder with respect to the Sites located in Pennsylvania, (i) Buyer shall be released and have no liability under this Agreement, and (ii) the term “Buyer” as used in this Agreement will be deemed to be said nominee. Subject to the limitations described herein, this Agreement will inure to the benefit of and be binding upon the Parties and their respective successors and assigns.
(e)As to Sites located in Georgia, Seller shall provide the following documents pursuant to Section 5.3:
(i)A sworn certificate that Seller is a resident of Georgia (“Affidavit of Seller’s Residence”), and this sale or transfer is not subject to withholding tax pursuant to O.C.G.A § 48-7-128, which certificate may be disclosed to the Commission of Revenue of the State of Georgia.
(ii)The Escrow Agent must file a form PT-61 electronically with the Georgia Superior Court Clerk’s Cooperative Authority upon filing of the Limited Warranty Deed.

(iii)To the extent Seller is an out-of-state domestic entity, and does not provide the Affidavit of Seller’s Residence, the Seller shall withhold 3% of the purchase price as withholding tax and remit the same to the Commission of the Georgia Department of Revenue.
(iv)Pursuant to O.C.G.A § 44-14-602, Seller shall provide a Broker’s lien waiver at Closing.
(f)As to Sites located in Maine:
(i)The term Environmental Laws shall include, without limitation, the State of Maine’s Hazardous Waste, Septage and Solid Waste Management Act, as amended, (38 M.R.S.A. §§ 1301-1319-Y) and the regulations promulgated thereunder, and the Maine Uncontrolled Hazardous Substance Sites Law, as amended (38 M.R.S.A. §§1361-1371);
(ii)Seller will execute and deliver to Buyer a notice pursuant to 38 M.R.S. § 563 with respect to underground oil storage facilities or above-ground oil storage facilities with underground piping on the Premises;
(iii)In addition to the representations of Seller contained in Section 4.1, the Seller further represents that:
(A)To Seller’s knowledge and except as otherwise set forth in the Seller’s Diligence Materials, any Site within the State of Maine is not located in whole or in part within 250 feet of the normal high-water line of a great pond, river, saltwater body or coastal wetland and each Site within the State of Maine is serviced by public water and public sewer services.
(B)To Seller’s knowledge and except as otherwise set forth in Seller’s Diligence Materials, any Site within the State of Maine is not subject to any special real estate tax classification, including tree growth, farmland, or open space, or to any tax increment financing arrangement or other arrangement for payments in lieu of taxes.
Section 1.24Cooperation for SEC Filings.
The Seller understands and acknowledges that GIPR will be required to file audited financial statements accompanied by pro forma financial statements presented in accordance with Article 11 of Regulation S-X under the Securities Act (“Pro Formas”) related to each acquired Site the (collectively, the “Rule 3-14 Audit”) with the SEC on the earlier of (i) the filing of a registration statement under the Securities Act pursuant to this Agreement, the Articles Supplementary or the Registration Rights Agreement and (ii) a date within seventy-one (71) days of the date a current report on Form 8-K for the Closing is filed with the SEC (the “Rule 3-14 Audit”). Seller shall promptly provide GIPR with all Records (as hereinafter defined) as reasonably requested by GIPR in order to permit GIPR to prepare and timely file (i) the Rule 3-14 Audit and (ii) any registration statement contemplated by this Agreement (including the Registration Statement), the Articles Supplementary or the Registration Rights Agreement. Seller agrees to use commercially reasonable and good faith efforts to provide such Records at least thirty (30) days prior to the filing deadline for the respective Rule 3-14 Audit; provided, that if any request is made within the foregoing thirty (30) day period, Seller shall use commercially reasonable and good faith efforts to promptly provide the applicable Records within three (3) Business Days of such request. As used in this Section 7.24, “Records” shall mean the financial statements, including balance sheets, income statements, stockholders’ equity statements and cash flow statements and related notes prepared in accordance with United States generally accepted accounting standards, and any and all books, records, correspondence, financial data, bank statements, Leases, delinquency reports and all other documents and matters in the possession of each such Selling Entity or its agents and relating to receipts, expenditures, contributions and distributions reasonably necessary to complete (i) an audit pertaining to such Selling Entity’s Site for the most recent full calendar year and the interim period of the current calendar year and (ii) Pro Formas pertaining to such Selling Entity’s Site for the most recent full calendar year and the interim period of the current calendar year.
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IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be executed and delivered by their duly authorized representatives as of the Effective Date written above.

BUYER:
Generation Income Properties, L.P., a Delaware limited partnership By: Generation Income Properties, Inc., its Sole General Partner
By:	/s/ DAVID SOBELMAN
Name:	David Sobelman
Title:	Chief Executive Officer

Generation Income Properties, Inc.,
a Maryland corporation

By:	/s/ DAVID SOBELMAN
Name:	David Sobelman
Title:	Chief Executive Officer

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[BUYER SIGNATURE PAGE]

IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be executed and delivered by their duly authorized representatives as of the Effective Date written above.

SELLER:
Modiv Inc.,
a Maryland Corporation

By: /s/ RAYMOND J. PACINI
Name: Raymond J. Pacini
Title: Chief Financial Officer

ALL THE ENTITIES LISTED BELOW, each, a California or Nevada limited liability company

RU WAG Santa Maria, LLC
RU DG Big Spring, LLC
RU DT Morrow GA, LLC
RU Pre K San Antonio, LLC
RU GSA Vacaville, LLC
RU DG Bakersfield, LLC
RU Exp Maitland FL, LLC
RU DG OHPAME6, LLC

By:
Modiv Operating Partnership, LP,
a Delaware limited partnership,
its sole Member
By: Modiv Inc.,
a Maryland corporation,
its general partner

By: /s/ RAYMOND J. PACINI
Name: Raymond J. Pacini
Title: Chief Financial Officer

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